Exhibit 10.1

2008 Amended And Restated
Production Agreement
Between
BP Amoco Chemical Company
And
Sterling Chemicals, Inc.

Effective as of January 1, 2008

2008 Amended and Restated
Production Agreement

-i-

A Company Fixed Costs
B Methanol Specifications
C Acetic Acid Specifications
D Legal Description of the Land of the Unit
E Variable Costs
F Acetic Acid Transfer Price Formula

-ii-

2008 Amended and Restated
Production Agreement
          This 2008 Amended and Restated Production Agreement executed August 20, 2008 but effective as of the Effective Date (as defined below) is by and between BP Amoco Chemical Company, a Delaware corporation, and Sterling Chemicals, Inc., a Delaware corporation.
Preliminary Statements
1.	BP Amoco Chemical Company (successor in interest to BP Chemicals Inc., an Ohio corporation) and Sterling Chemicals, Inc. are parties to that certain Second Amended and Restated Production Agreement dated effective as of August 1, 1996 (as amended, the “Existing Agreement”).

2.	The parties hereto desire to amend the Existing Agreement in certain respects and to restate the Existing Agreement, as so amended, in its entirety.
          Now, Therefore, in consideration of their mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Agreement is hereby amended and restated to read in its entirety as follows:
Article 1
Definitions
          Unless otherwise stated in this Agreement, the following terms shall have the meanings ascribed to them below, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:
     2008 Profit Share Adjustment: An amount equal to (i) the aggregate amount of all 2008 Profit Share Installment Payments paid by BP, plus (ii) an amount equal to the aggregate ***** reimbursed by BP during 2008 that pertain to the 2008 Contract Year plus (iii) *****.
     2008 Profit Share Installment Payments. As defined in Section 6.6(b) hereof.
     Acetic Acid: Acetic acid produced in the Unit and meeting the Specifications in effect from time to time pursuant to this Agreement.
     Acetic Acid Measuring Equipment: Shore tanks located on the Unit for measuring deliveries of Acetic Acid and Unit Product to be loaded into barges or ships, scales located at the Plant for measuring deliveries of Acetic Acid and Unit Product to be loaded into tank trucks and rail cars and any meters and instruments capable of measuring the quantity of Acetic Acid and Unit Product delivered hereunder, including but not limited to pipeline meters.

     Acetic Acid Sales Price: As defined in Section 3.7 hereof.
     Acetic Acid Technology Agreement: That certain Acetic Acid Technology Agreement dated effective as of August 1, 1986 among BPCL, BP and the Company, as the same may be or may have been amended from time to time pursuant to the terms thereof.
     Acetic Acid Transfer Price: As defined in Section 3.7 hereof.
     Affiliate: Affiliate of a party shall mean any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such party; provided, however, that in no event shall Resurgence Asset Management, LLC or any of its or its affiliates’ managed funds or accounts be deemed to be an Affiliate of the Company. For purposes of this definition, “control”, as used with respect to a party, person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such party, person or entity, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.
     After Acquired Assets: As defined in Section 2.2 hereof.
     Agreement: This 2008 Amended and Restated Production Agreement, as the same may be further amended from time to time pursuant to the provisions hereof.
     Applicable Interest Rate: With respect to any calendar day, an annual rate equal to the lesser of (i) 2% over the rate of interest in effect for such calendar day as most recently publicly announced or established by The Chase Manhattan Bank (National Association) in New York, New York as its “prime rate” and (ii) the maximum non-usurious rate of interest which may charged under laws applicable to the party to whom such interest is payable.
     Arbitration Notice: As defined in Section 25.1 hereof.
     Barge: That certain barge, identified as M-25, Official No. 527030, to the extent such barge remains in Acetic Acid or Unit Product service during the Term.
     BP: BP Amoco Chemical Company, a Delaware corporation (and successor in interest to BP Chemicals Inc., an Ohio corporation and successor in interest to BP Chemicals Americas Inc.) and its successors and permitted assigns hereunder.
     BPCL: BP Chemicals Ltd., a company registered in England and Wales and an Affiliate of BP, and its successors and assigns.
     BP Caused Termination: A termination of this Agreement by the Company pursuant to Section 27.4.
     BP Event of Default: During the Term, (i) the failure by BP to perform any of its financial obligations hereunder when due, which failure (A) involves an amount in excess of

$100,000 in the aggregate and (B) continues for a period of 30 calendar days after the same is due hereunder, (ii) the failure by BP to perform any other material obligation hereunder or the failure of BP or BPCL to perform any material obligation under the Acetic Acid Technology Agreement, in either case, which failure continues for a period of 30 calendar days after receipt of written notice thereof by BP or BPCL, as applicable, from the Company (or, in the event such failure cannot be cured within such 30 calendar day period, for such period as is required to cure such failure provided that BP or BPCL, as applicable, is attempting diligently and in good faith to cure such failure), or (iii) the inaccuracy in any material respect of any representation or warranty made by BP in this Agreement.
     BP Opportunity: As defined in Section 34.1(d).
     BP Participation Offer: As defined in Section 34.1(d).
     BP Profit Share: A percentage equal to the difference of 100% less the Company Profit Share.
     Business Day: A calendar day in the City of Houston, Harris County, Texas, that is neither a Saturday, Sunday or legal holiday nor a day on which banking institutions in Houston, Texas or New York, New York are obligated by law to close.
     Capital Expenditures: Expenditures incurred to (i) acquire any asset for use on the Unit, (ii) add to, modify, replace or improve any asset on the Unit so that (a) the cost of operations on the Unit is reduced, (b) the capacity of the Unit is increased, (c) the efficiency of the Unit is improved, (d) the operational safety of the Unit is improved, or compliance with legal requirements is achieved or maintained, or (e) the product quality or reliability of the Unit is improved or (iii) replace or improve the Barge or the Rail Cars.
     Capital Project: A project which requires Capital Expenditures.
     Catalyst: Any catalyst or promoter used in the production of Acetic Acid in the Unit as of the time of determination.
     Claim: As defined in Section 30.3 hereof.
     Company: Sterling Chemicals, Inc., a Delaware corporation, and its successors and permitted assigns hereunder.
     Company Caused Termination: A termination of this Agreement by BP pursuant to Section 27.3.
     Company Event of Default: During the Term, (i) the failure by the Company to deliver Acetic Acid to BP substantially in accordance with the Shipment Instructions for two consecutive Months (unless such failure is otherwise excused hereunder); provided, however, that (A) BP provides the Company with written notice within eight Business Days after the end of each such Month that it believes that the Company has failed to deliver Acetic Acid to BP substantially in accordance with the Shipment Instructions and (B) for purposes of this definition, the parties acknowledge and agree that the delivery of Unit Product rather than Acetic Acid shall not be considered a failure to deliver Acetic Acid to BP substantially in accordance with the Shipment Instructions and, consequently, no notice from BP to the Company shall be required under clause (A) above relating to the delivery by the Company to BP of Unit Product rather than Acetic Acid, (ii) the failure by the Company to perform any other material obligation hereunder or the failure of the Company to perform any material obligation under the Acetic Acid Technology Agreement, in either case, which failure continues for a period of 30 calendar days after receipt of written notice thereof by the Company from BP or BPCL, as applicable (or, in the event such failure cannot be cured within such 30 calendar day period, for such period as is required to cure such failure provided that the Company is attempting diligently and in good faith to cure such failure), including but not limited to delivery of Unit Product rather than Acetic Acid, or (iii) the inaccuracy in any material respect of any representation or warranty made by the Company in this Agreement.
     Company Fixed Costs: All actual direct and allocated fixed costs incurred, sustained or paid by the Company in connection with the production, sale or delivery of Acetic Acid or Unit Product, including but not limited to the items listed on Exhibit A, and all fixed costs invoiced to the Company by Praxair under the Praxair Product Supply Agreement; provided, however, that in no event shall any ***** be included within the term Company Fixed Costs.
     Company Opportunity: As defined in Section 34.1(e).
     Company Participation Offer: As defined in Section 34.1(e).
     Company Profit Share: As defined in Section 6.6(a) hereof.
     Company Sales Contract: As defined in Section 34.1(c) hereof.
     Company Taxes: Subject to the provisions of Section 34.2(b), all taxes, if any (other than capital stock, income or excess profit taxes, general franchise taxes imposed on corporations on account of their corporate existence or on their right to do business within the state as a foreign corporation, ad valorem and real property taxes and similar taxes), licenses, fees or charges levied, assessed or made by any governmental authority on the act, right or privilege of production, transportation, handling, sale, resale or delivery of Acetic Acid or Unit Product produced, sold or delivered under this Agreement which (i) are measured by the volume in pounds, value or sales price of, or are otherwise based on producing, transporting, purchasing, handling, selling, reselling or delivering Acetic Acid or Unit Product and (ii) are imposed upon and paid by or for the account of the Company.
     Competitor: A person or entity that, as of the date of determination, produces, sells, markets for sale or brokers the sale of acetic acid in *****, or that licenses technology or intellectual property anywhere in the world for the construction or operation of facilities or processes for the commercial manufacture of acetic acid.

     Contract Year: A period of 12 consecutive Months beginning on the first Day of January 2008, and beginning on the first Day of January of each subsequent year during the Term. The period of time from the first Day of January last occurring during the Term until the last calendar day of the Term, shall be considered to be a Contract Year, with appropriate pro rations being applied to the relevant matter, figure or calculation, unless otherwise specifically provided herein.
     *****
     Damages: Any and all damages, cash payments, expenses, obligations, claims, liabilities, fines, penalties, clean-up or remedial costs, shut-down costs, closure costs, decommissioning costs, severance costs resulting from or related to a shut-down or closure of the Unit, repairs or reconstruction costs, costs of investigation, reasonable attorneys’ fees or court costs, including but not limited to, any such matters arising from Spills or Releases (except as otherwise provided herein); provided, however, that the term “Damages” shall not include (i) any consequential, special, incidental, indirect or punitive damages except to the extent otherwise specifically provided for Section 30.9 or (ii) any of the foregoing Damages arising from or related to the acetic acid process or acetic acid technology licensed by BPCL to the Company.
     Day: The 24-hour period commencing at 7:00 a.m. Houston, Texas time on one calendar day and ending at 7:00 a.m. Houston, Texas time on the following calendar day. The date of a Day shall be that of its beginning.
     Declaration of BP Default: As defined in Section 27.2 hereof.
     Declaration of Company Default: As defined in Section 27.1 hereof.
     Deemed Total Sales Volume: With respect to any Month, the sum of (i) the aggregate pounds of Acetic Acid accepted for delivery by BP in such Month, which amount shall include any Supplied Acetic Acid supplied during such Month, plus (ii) the aggregate pounds of Acetic Acid sold by the Company in such Month under Section 27.4 or pursuant to Company Sales Contracts (not including Supplied Acetic Acid), plus (iii) the aggregate number of pounds of acetic acid sold, transferred or supplied by the Company to other plants or facilities located on the Plant Site, that is not Supplied Acetic Acid, plus (iv) the aggregate number of pounds of acetic acid sold, transferred or supplied by the Company to other plants or facilities located on real estate owned by the Company that is not part of the Plant Site, plus (v) *****.
     Derivatives: Vinyl acetate monomer and ethyl acetate.
     Early Termination Right: As defined in Section 2.1(a) hereof.
     Effective Date: January 1, 2008.
     Electing Party: As defined in Section 12.3.

     Estimated Company Profit Share: As defined in Section 6.6(b) hereof.
     Estimated Shipping Instructions: As defined in Section 4.1 hereof.
     Existing Agreement: As defined in the Preliminary Statements of this Agreement.
     force majeure: As defined in Section 32.2 hereof.
     Hazardous Acetic Acid Substances: Acetic Acid, Unit Product, any feedstock or raw material used in the production of Acetic Acid or Unit Product or any other pollutant, contaminant, hazardous substance, toxic material or waste used in or resulting from (i) the operation or maintenance of the Unit, the Barge or the Rail Cars or (ii) the production, delivery, storage, shipment, disposal or transportation of Acetic Acid, Unit Product or feedstocks or raw materials for Acetic Acid or Unit Product.
     Indemnified Party: As defined in Section 30.4 hereof.
     Indemnifying Party: As defined in Section 30.4 hereof.
     *****
     Major Capital Item: A Capital Expenditure of $100,000.00 or more.
     Major Acquisition: A purchase of assets or equity interests by the Company or any Affiliate of the Company or by BP or any Affiliate of BP, or a merger or consolidation of the Company or any Affiliate of the Company or BP or any Affiliate of BP with or into another person or entity, or any combination thereof; provided, however, that the average annual revenues during the immediately preceding three full calendar years from all acetic acid and Derivatives businesses of the other party to such transaction that are included in such transaction are less than ***** of the average aggregate annual revenues during the immediately preceding three full calendar years from all businesses of the other party to such transaction included in such transaction.
     Major Transaction: A purchase, sale or transfer of assets or equity interests by BP or any Affiliate(s) of BP, or a merger or consolidation of BP or any Affiliate(s) of BP with or into another person or entity, or any combination thereof, that involves at least a majority of the global acetic acid and Derivatives businesses of BP and its Affiliates.
     Methanol: Methanol meeting the specifications set forth on Exhibit B attached hereto.
     Methanol Delivery Cost: As defined in Section 15.2 hereof.
     Methanol Discount: As defined in Section 15.2 hereof.
     Methanol Measuring Equipment: For Methanol delivered by ship, barge or other inland or marine vessel, shore tanks located at the Plant for measuring deliveries of Methanol.

     Methanol Sales Price: As defined in Section 15.4 hereof.
     Methanol Transfer Price: As defined in Section 15.2 hereof.
     Minimum Sales Volume: ***** pounds of Acetic Acid (or Unit Product) per Month, provided, however, (i) this figure will be increased by the lesser of (A) ***** pounds of Acetic Acid (or Unit Product) per Month or (B) 1/12 of the amount by which Unit Capacity is increased after installation of the D203 column and debottlenecking project DB4.5, and (ii) the parties will discuss changes to the figure ***** (or any higher figure then in existence) prior to the time any other expansion to Unit Capacity is approved by the parties.
     Minor Capital Item: A Capital Expenditure of less than $100,000.00.
     Month: The period beginning at 7:00 a.m. on the first Day of a calendar month and ending at 7:00 a.m. on the first Day of the next succeeding calendar month. The period of time from 7:00 a.m. on the first Day of the last calendar month occurring during the Term until the last calendar day of the Term shall be considered to be a Month, with appropriate pro rations being applied to the relevant matter, figure or calculation, unless otherwise specifically provided herein.
     Non-Electing Party: As defined in Section 12.3.
     Oiltanking Pipeline: The pipeline constructed after the Effective Date by both of the parties extending from the Unit to the terminal owned as of the date of signature of this Agreement by Oiltanking Texas City, LP in Texas City, Texas, pursuant to Section 34.14.
     Permanently Close the Unit: The Unit is closed such that from that point on the Unit never produces a single pound of Acetic Acid or Unit Product.
     Pipeline: Any pipeline, including the Oiltanking Pipeline.
     Plant: The Company’s petrochemical plant located in Texas City, Texas.
     Plant Pollution: As defined in Section 30.1.
     Plant Site: The real estate that is owned by the Company as of the Effective Date, on which the Plant is located, and not including any real estate that is acquired by the Company after the Effective Date.
     Point of Delivery: As defined in Section 7.1 hereof.
     Praxair: Praxair Hydrogen Supply, Inc., a Delaware corporation, and its successors and assigns.

     Praxair Facility: That certain facility for the production of carbon monoxide, hydrogen and steam owned by Praxair and located on a site leased by the Company to Praxair.
     Praxair Product Supply Agreement: That certain Amended and Restated Product Supply Agreement dated as of January 1, 2006 by and between the Company and Praxair, as the same may be amended from time to time pursuant to the terms thereof and Article 21.
     Profit: With respect to any Contract Year, ***** Except as otherwise specifically set forth above, Profit shall be determined in accordance with generally accepted accounting principles of the United States of America consistently applied.
     Quarter: The period beginning at 7:00 a.m. on the first Day of the Months of January, April, July and October and ending at 7:00 a.m. on the first Day of the next succeeding April, July, October and January, respectively. The period of time from 7:00 a.m. on the first Day of the last calendar quarter occurring during the Term until the last calendar day of the Term shall be considered to be a Quarter, with appropriate pro rations being applied to the relevant matter, figure or calculation, unless otherwise specifically provided herein.
     Rail Cars: Those acetic acid railroad tank cars made available by the Company to BP pursuant to Section 7.2 hereof to the extent such cars remain in Acetic Acid or Unit Product service during the Term.
     Repair Election Notice: As defined in Section 12.3.
     Right: The exclusive right of BP to acquire all Acetic Acid or Unit Product produced by the Company in the Unit.
     Scheduled Shutdown: A period during which the Unit is shut down for the purpose of a Capital Project, to install equipment acquired by a Special Expenditure or to perform such maintenance as has been agreed by the parties hereto.
     Semiannual Meetings: The meetings of representatives of the Company and BP to be held during each March or April and each September or October in each Contract Year (often referred to by the parties as “control meetings”).
     Settlement Agreement: As defined in Section 34.7.
     Shipment Instructions: As defined in Section 4.1 hereof.
     Special Expenditure: Any expenditure incurred to acquire and install any significant item of equipment for use on the Unit or in connection with the production and delivery of Acetic Acid or Unit Product not otherwise defined as a Capital Expenditure or reimbursed by BP to the Company as a Fixed Cost.
     Specifications: The acetic acid specifications, attached hereto as Exhibit C, as the same may be changed from time to time by written agreement between BP and the Company.

     Spills or Releases: Any emission, discharge, release or threatened release or migration of any Hazardous Acetic Acid Substance in, on, into or upon ambient air, surface water, ground water or land, or subsurface strata or otherwise, arising in connection with the operation of the Unit, the Barge, the Rail Cars, or the production, delivery, storage, shipment, sale, disposal or transportation of Acetic Acid, Unit Product, or feedstocks or raw materials for Acetic Acid or Unit Product.
     Supplied Acetic Acid: As defined in Section 3.7 hereof.
     Supplied Acetic Acid Credit: As defined in Section 3.7 hereof.
     Supplied Acetic Acid Offset: As defined in Section 3.7 hereof.
     Supplied Hydrogen Credit: The Supplied Hydrogen Credit for any Month shall apply to any hydrogen supplied to any portion of the Plant from the Praxair Facility (other than the Unit) and shall be an amount equal to the greater of (i) the amount by which the credit for Excess Hydrogen (as defined in the Praxair Product Supply Agreement) under the invoice submitted by Praxair under the Praxair Product Supply Agreement for such Month is reduced as a result of the use of such hydrogen by the Company (directly or indirectly) and (ii) the amount received by the Company for such hydrogen from a third party.
     Supplied Methanol: As defined in Section 15.4 hereof.
     Supplied Methanol Credit: As defined in Section 15.4 hereof.
     Supplied Methanol Offset: As defined in Section 15.4 hereof.
     Tank Car: A tank car, including any Rail Car.
     Term: The period from the Effective Date until the expiration or termination of this Agreement.
     Texas City VAM Facility: The vinyl acetate monomer facility located in Texas City, Texas owned by Union Carbide Corporation on the Effective Date.
     Third Party Action: As defined in Section 30.3 hereof.
     UAL: The unrecovered accumulated losses suffered by BP resulting from the inability of BP to receive direct payments related to negative Profits from the Company pursuant to Section 6.6(c), which (i) with respect to Contract Year 2007, is zero and (ii) with respect to each subsequent Contract Year shall be (a) if Profit for such Contract Year is zero or higher, zero and (b) if Profit for such Contract Year is a negative number, such negative number expressed as a positive number. For example, if Profit for Contract Year 2008 was negative $4 million, then the UAL with respect to Contract Year 2008 would be positive $4 million and, in calculating Profit for Contract Year 2009, $4 million would be subtracted under clause (ii) of the definition of Profit, and, if Profit for Contract Year 2009 was positive $1 million prior to making the deduction under clause (ii) of the definition of Profit for such Contract Year, then the UAL with respect to Contract Year 2009 would be $3 million ($1 million minus $4 million expressed as a positive number), and $3 million would be subtracted under clause (ii) of the definition of Profit for Contract Year 2010.
     Unit: Those certain tracts of real property situated in Texas City, Galveston County, Texas, as more particularly described on Exhibit D attached hereto and made a part hereof by reference for all purposes as if copied herein in full, together with all buildings, improvements and fixtures located and to be located thereon, generally known or referred to as the Plant’s acetic acid complex, including but not limited to the acetic acid plant, buildings, storage tanks and all replacements, substitutions, deletions, additions or other changes thereof or thereto from time to time during the Term as permitted by this Agreement.
     Unit Capacity: The average actual annual production capability of the Unit, as in effect at any time, which is calculated by estimating the number of Days in a typical Year the Unit is capable of operating after allowing for downtime for regular maintenance, and multiplying that number by an amount equal to the Unit’s maximum sustainable daily rate based on the design feedstock mix, all as agreed in writing by both parties or, in the event of any disagreement between the parties, as determined pursuant to Article 25. As of the Effective Date, Unit Capacity is 1.108 billion pounds.
     Unit of Measurement: As defined in Section 9.1 hereof.
     Unit Product: Any acetic acid produced in the Unit which does not meet the Specifications in effect from time to time pursuant to this Agreement.
     Variable Costs: The actual variable costs incurred, sustained or paid by the Company in the production, sale or delivery of Acetic Acid or Unit Product including but not limited to the items listed on Exhibit E and all amounts (other than Company Fixed Costs) invoiced to the Company by Praxair under the Praxair Product Supply Agreement.
Article 2
The Term
          2.1 (a) This Agreement, during which BP shall have the Right, commenced on August 1, 1986 and shall, except as otherwise provided herein, continue thereafter until December 31, 2031; provided, however, that BP shall have the right to terminate this Agreement as of December 31, 2026 (the “Early Termination Right”) by providing the Company with at least two years’ prior written notice of its election to exercise the Early Termination Right.
          (b) On or before March 31 of any Contract Year, either party may elect to terminate this Agreement by providing the other party with a written notice specifying that it is electing to terminate this Agreement pursuant to this paragraph (b), such termination to be effective as of December 31 of such Contract Year; provided, however, that a party may not elect to terminate this

Agreement under this paragraph (b) unless, at the time of such election, (i) Profit (prior to making the UAL deduction) was zero or negative for each of the immediately preceding two Contract Years, (ii) Profit (prior to making the UAL deduction) is reasonably expected to be zero or negative for the Contract Year in which such election is made, (iii) no event of force majeure under this Agreement lasting more than 30 calendar days shall have occurred in either of the immediately preceding two Contract Years, (iv) Profit was not impacted in either of the immediately preceding two Contract Years by a breach by such party of any of its material obligations under this Agreement and (v) such party is not in breach of any of its material obligations under this Agreement at the time of such election.
          (c) This Agreement may be terminated (i) by mutual prior written consent of the parties at any time, (ii) by BP pursuant to the Early Termination Right, (iii) pursuant to paragraph (d) below or (iv) by either party pursuant to paragraph (b) above, Section 12.3 or Article 27 (in each case, subject to the terms and conditions contained in such paragraph, Section or Article); provided, however, that, subject to all applicable limitations as to the date of the effectiveness of such termination contained in this Section 2.1, Section 12.3 or Article 27, such termination shall become effective on the date specified in paragraph (d) below or in any required termination notice (which may not be prior to the date of receipt of such notice), as applicable, or, if no such date is specified in any such required notice, on the date such notice is received by the non-terminating party.
          (d) This Agreement shall automatically terminate at and simultaneously with any termination of the Acetic Acid Technology Agreement.
          (e) Notwithstanding anything to the contrary contained in this Agreement, a termination of this Agreement for any reason shall not affect any rights or remedies of either party arising out of any breach of this Agreement prior to such termination.
          2.2 (a) The parties expressly do not by the terms of this Agreement sell, transfer or assign to the other party any title or interest in the Unit or any other assets or properties other than Acetic Acid and Unit Product when and as provided herein. BP agrees that it has no ownership interest in the Unit or any improvements to the Unit made since August 1, 1986, except for the rights of BP provided in this Section 2.2 with respect to that portion of any Capital Project, Capital Expenditure or Special Expenditure paid for either directly or through reimbursement by BP (the “After Acquired Assets”). During the Term, questions have previously arisen regarding the allocation of certain U.S. federal income tax deductions between the Company and BP. In order to clarify this situation and avoid confusion on this issue in the future, the parties have agreed and do hereby agree that:
     (i) at all times from and after August 1, 1986, the Company is the beneficial owner of the assets acquired from Monsanto Company on August 1, 1986 (i.e., all acetic acid process units, technology licenses, rail cars and all personal property more particularly described on Exhibit “B” of the Contract of Purchase and Sale of Real Estate and Personal Property entered into between the Company and BP, effective August 1, 1986), and therefore the Company is entitled to all available depreciation or amortization deductions with respect thereto;

     (ii) BP is not and will not be entitled to any depreciation or amortization or expense deductions with respect to the assets referred to in clause (i);
     (iii) BP will be entitled to any and all depreciation and amortization or expense deductions with respect to the After Acquired Assets; and
     (iv) the Company will be entitled to any and all depreciation and amortization or expense deductions with respect to all of the Unit other than the After Acquired Assets.
The Company and BP will not file claims for refund, or any other form of return with the United States Internal Revenue Service, or with any governmental unit of any state, based on depreciation or amortization or expense deductions inconsistent with the agreement reflected in this Section 2.2.
          (b) Upon expiration or termination of this Agreement, BP agrees to sell to the Company and the Company agrees to purchase from BP, all of BP’s right, title and interest in and to the After Acquired Assets for an amount equal to BP’s undepreciated book value of the After Acquired Assets (less any salvage proceeds received from the disposition of After Acquired Assets which salvage proceeds have been added to gross sales revenue in the calculation of Profit for any Contract Year hereunder) plus *****, and BP will receive no further payments at the termination of the Agreement (other than those payments required to be made to BP upon or after such expiration or termination pursuant to Section 2.3, Section 6.6, Section 6.7, Section 12.3, Article 13 or Article 30); provided, however, that the amount of BP’s undepreciated book value of the After Acquired Assets shall be deemed to be zero and no payment shall be made to BP by the Company pursuant to this Section 2.2 if (i) this Agreement expires on December 31, 2031, is terminated by BP pursuant to the exercise of the Early Termination Right or is terminated by either party pursuant to Section 2.1(b) and, in any such case, within six Months after the date this Agreement expires or terminates, the Company provides written notice to BP of its decision to Permanently Close the Unit (and does Permanently Close the Unit within three months after the delivery of such notice), (ii) the termination of this Agreement is a BP Caused Termination, or (iii) this Agreement is terminated pursuant to Section 12.3. For purposes of calculating the purchase price of the After Acquired Assets, BP’s undepreciated book basis will be calculated utilizing a ten-year life and straight line depreciation. BP agrees to execute and deliver to the Company such instruments, in recordable form, as the Company shall reasonably require at the expiration or termination of this Agreement to transfer record title to the After Acquired Assets to the Company.
          2.3 Upon the expiration or termination of this Agreement:
     (a) BP will own the Acetic Acid and Unit Product in inventory at the Unit or in transit and will pay to the Company within 45 calendar days the Company Profit Share on such inventory, calculated using a sales price equal to the average price of all sales by BP during the calendar month following such expiration or termination;
     (b) if (i) this Agreement expires on December 31, 2031 or is terminated by BP pursuant to the exercise of the Early Termination Right, (ii) the termination of this Agreement is a BP Caused Termination or (iii) this Agreement is terminated by either party pursuant to Section 2.1(b) or Section 12.3 and, in any such case, within six Months after the date this Agreement expires or terminates, the Company provides written notice to BP of its election to Permanently Close the Unit (and does Permanently Close the Unit within three months after the delivery of such notice):
(A)	BP shall reimburse the Company for ***** of all costs and expenses incurred in connection with closing the Unit, including but not limited to shutdown costs, dismantling costs, any costs of decontaminating Unit equipment and severance costs; provided, however, that nothing contained in this clause (A) is intended to alter the respective obligations and liabilities of BP and the Company for Spills or Releases or Plant Pollution set forth in Article 30 (which shall exclusively govern such obligations and liabilities);

(B)	the Company will use commercially reasonable efforts to eliminate all costs associated with the Unit; provided, however, that the Company may incur costs or expenses in connection with maintaining the Unit or any portion thereof for future use as a production facility (other than for the production of acetic acid) but such costs and expenses shall, for purposes of clause (C) below, be deemed to have been eliminated and not be recoverable from BP;

(C)	BP shall, on the first anniversary of such expiration or termination and on each anniversary of such expiration or termination thereafter until and including the fifth anniversary of such expiration or termination, pay the Company an amount equal to ***** of the aggregate amount of annual fixed costs associated with the Unit that could not be eliminated under clause (B) above (subject to clause (A) above) during the immediately preceding 12-month period, less, if this Agreement expires or is terminated under clause (i) or clause (iii) above, the lesser of (x) 100% of such amount and (y) the UAL for the last Contract Year hereunder (until the aggregate amount of deductions during such five-year period for such UAL equals ***** of such UAL); provided, however, that if, at any time prior to the fifth anniversary of such expiration or termination:
(1)	the Company sells, leases or otherwise transfers (x) the Unit (other than for salvage value), (y) the real estate upon which the Unit is located (unless such sale lease or other transfer is for a use other than the production of acetic acid or any other product using the Unit) or (z) the capacity of the Unit, the amount thereafter payable by BP pursuant to this clause (C) for any such 12-month period shall be reduced by an amount equal to the lesser of (aa) 100% of the amount that would otherwise be payable pursuant to this clause (C) and (bb) ***** of the proceeds received by the Company in such 12-month period in connection with such sale, lease or transfer or which otherwise would have been paid to the Company during such 12-month period but for a deferral of the payment of such amount by the Company, whether through an affirmative deferral election or through an unusual or unbalanced payment structure in the transaction itself (until the aggregate amount of deductions during such five-year period for such proceeds equals ***** of such proceeds); or
(2)	the Company converts the Unit or any portion thereof to a production unit for any product other than Acetic Acid, the amount payable by BP pursuant to this clause (C), from and after the commencement of physical construction of such production unit, for any such 12-month period shall be reduced by an amount equal to the lesser of (x) 100% of the amount that would otherwise be payable pursuant to this clause (C) and (y) 100% of the annual fixed costs associated with the Unit that could not be eliminated under clause (B) above that are allocated to such production unit for such 12-month period (using the same allocation methodology that was used by the Company to allocate Fixed Costs to the Unit at the time of such expiration or termination of this Agreement); and
provided further, that if this Agreement is terminated pursuant to clause (i) or clause (iii) above and, at any time prior to the fifth anniversary of such expiration or termination, the Company receives any payment from any third party (other than BP or an Affiliate of the Company or BP) that is directly or indirectly related to the Company’s decision to Permanently Close the Unit, the amount payable by BP pursuant to this clause (C) for each such 12-month period shall be reduced by an amount equal to the lesser of (x) 100% of the amount that would otherwise be payable pursuant to this clause (C) and (y) ***** of the proceeds received from such third party (until the aggregate amount of deductions during such five-year period for such net proceeds equal ***** of such net proceeds);
(D)	the Company shall pay BP ***** of any salvage proceeds received by the Company in connection with the dismantling of the Unit (including any After Acquired Assets); and

(E)	any unused Catalyst inventory owned by the Company shall be sold to BP at fair market value as of the date of such expiration or termination;
     (c) if (i) this Agreement expires on December 31, 2031 or is terminated by BP pursuant to the exercise of the early Termination Right, (ii) the termination of this Agreement is a Company Caused Termination or (iii) this Agreement is terminated by either party pursuant to Section 2.1(b) or Section 12.3, (A) the Company shall reimburse BP for ***** of all costs and expenses incurred within three months after such expiration or termination in connection with addressing personnel inefficiencies resulting from such expiration or termination, including but not limited to severance costs, (B) BP will use commercially reasonable efforts to eliminate all such costs, (C) the Company shall, on the first anniversary of such expiration or termination and on each anniversary of such expiration or termination thereafter until and including the fifth anniversary of such expiration or termination, pay BP an amount equal to ***** of the aggregate amount of such annual costs that could not be eliminated under clause (B) above during the immediately preceding 12-month period and (D) if the expiration or termination of this Agreement is a Company Caused Termination, any Catalyst inventory owned by the Company shall be sold to BP at fair market value as of the date of such expiration or termination; and
     (d) at the written request of the Company to be given no later than the earlier of six months prior to the expiration of the term of this Agreement or 60 days after the receipt or delivery of any termination notice, as the case may be, BP will thereafter supply any Catalyst required by the Company to produce acetic acid in the Unit at BP’s then existing market sales price for such Catalyst and on BP’s standard terms and conditions for the sale of acetic acid Catalyst to third parties in existence at the relevant time; provided, however, that (i) BP shall not be obligated to supply such Catalyst pursuant to this paragraph (d) unless BP or any of its Affiliates (A) is in the business of manufacturing or supplying such Catalyst at the relevant time and (B) was a supplier of such Catalyst to the Company during the 12-month period immediately preceding such termination or expiration, (ii) in any event, BP shall only be obligated to supply Catalyst pursuant to this paragraph (d) in quantities during any 12-month period bearing the same ratio to the total purchases of Catalyst for the Unit during any 12-month period as the ratio that the quantities of Catalyst purchased for the Unit from BP bore to the total purchases of Catalyst for the Unit during the 12-month period immediately preceding such termination or expiration (or, if no Catalyst was purchased during such 12-month period, during the 24-month period immediately preceding such termination or expiration), and (iii) if BP is not required to supply such Catalyst pursuant to clause (i) or (ii) above, BP shall provide reasonable assistance to the Company (which shall not include financial assistance), including but not limited to providing any required consents, to enable the Company to purchase such Catalyst directly from suppliers of such Catalyst at such time; and
     (e) at the written request of the Company to be given no later than the earlier of six months prior to the expiration of the term of this Agreement or 60 days after the receipt or delivery of any termination notice, as the case may be, BP will thereafter allow the Company to use the Oiltanking Pipeline; provided, however, that (i) BP owns or controls the use of the Oiltanking Pipeline at the relevant time and (ii) the Company shall pay BP a reasonable throughput fee for all Acetic Acid or Unit Product delivered through the Oiltanking Pipeline.
Article 3
Supply of Acetic Acid
          3.1 On the terms and subject to the conditions of this Agreement, commencing on August 1, 1986, BP hereby agrees to receive and pay for and the Company agrees to produce and deliver to BP, Acetic Acid in such amounts as requested by BP in the manner provided herein subject at all times to the limitations imposed in Section 3.2 and Section 3.4 hereof.
          3.2 BP and the Company agree that Acetic Acid delivered to the applicable Point of Delivery hereunder shall be made available to BP under as uniform conditions and rates as possible. Accordingly, BP shall take delivery of, and the Company shall deliver, Acetic Acid in a manner commensurate with good operating practices and in accordance with proper maintenance, operating and distribution procedures and at as uniform rates of delivery as possible throughout each Quarter during the Term.
          3.3 Subject to Section 3.1, BP and the Company each agree to give the other reasonable notice of such party’s desire at any time materially to increase or decrease the quantity of Acetic Acid deliverable at any particular time hereunder. If either party fails to perform substantially in accordance with the requirements of the Shipment Instructions, such party shall notify the other party of the reasons for such failure and the estimated time such failure may continue.
          3.4 The Company shall not be required to expand, upgrade or, except as otherwise expressly required herein, rebuild the Unit or any other Plant facilities or to purchase acetic acid from other sources in order to perform its obligations to BP pursuant to the provisions of this Agreement.
          3.5 BP acknowledges and agrees that, in exchange for the Supplied Hydrogen Credit, the Company shall be permitted, but shall not be required, to use any Excess Hydrogen (as defined in the Praxair Product Supply Agreement) produced at the Praxair Facility that is not required for use in the Unit.
          3.6 The Company acknowledges and agrees that it shall not, on behalf of itself or any other person or entity, use any carbon monoxide or blend gas produced at the Praxair Facility for any purpose other than producing Acetic Acid and Unit Product pursuant to this Agreement unless BP consents to such use in writing, such consent to be granted or withheld by BP in its sole discretion.
          3.7 In the event that any plant or facility that is located on the Plant Site consumes acetic acid in its operations, irrespective of whether such plant or facility exists as of the Effective Date or is subsequently constructed (but not including any plant or facility, irrespective of whether such plant or facility exists as of the Effective Date or is subsequently constructed, that is located on real estate that is acquired by the Company after the Effective Date), BP shall supply to the Company, from and after the later of (a) the date specified in a written request from the Company to commence such supply and (b) the twelfth Month starting after the receipt of a written request from the Company to commence such supply, under BP’s standard terms and conditions for sales of acetic acid to third parties (other than payment), all such quantities of acetic acid as are required by such plant or facility (all such acetic acid, “Supplied Acetic Acid”) at a price per pound (the “Acetic Acid Transfer Price”) determined by the formula indicated on Exhibit F attached hereto for the Month of delivery of such Supplied Acetic Acid; provided, however, that (i) the obligation of BP to supply such Supplied Acetic Acid shall not exceed ***** pounds per year unless BP agrees in writing to supply such excess (such agreement to be granted or withheld in BP’s sole discretion); and (ii) if, as of the date that BP receives such written request from the Company to commence such supply, BP is supplying acetic acid to another customer in ***** that produces the same derivative product as produced by such plant or facility located on the Plant Site at a higher delivered price than the price per Exhibit F, then such higher delivered price will apply to such Supplied Acetic Acid and be the Acetic Acid Transfer Price instead of the price per Exhibit F. The Supplied Acetic Acid delivered during a Month multiplied by the Acetic Acid Transfer Price for that Month equals the “Supplied Acetic Acid Offset” for that Month. The Company shall use such Supplied Acetic Acid in such plant or facility or sell such Supplied Acetic Acid to the owner of such plant or facility at a price per pound ***** (the “Acetic Acid Sales Price”). During any Month that the Company sells such Supplied Acetic Acid, the credit (the “Supplied Acetic Acid Credit”) for such Month shall be any positive amount resulting from multiplying the pounds of such Supplied Acetic Acid sold by the Company during such Month by the amount (if any) by which the Acetic Acid Sales Price for such Month exceeds the Acetic Acid Transfer Price for such Month.
Article 4
Shipment Instructions
          4.1 At business team meetings and Semiannual Meetings, BP shall provide written notice to the representatives of the Company at such meetings, setting forth BP’s estimated shipment instructions for Acetic Acid for the coming Quarter (the “Estimated Shipping Instructions”). BP shall also provide written notice to the relevant Company operations personnel setting forth BP’s requested dates, quality requirements and volumes of deliveries and shipments of Acetic Acid for the coming Month (the “Shipment Instructions”) as BP obtains actual order information from customers. In addition, BP and the Company will communicate, as needed, to ensure that production rates at the Unit will be sufficient to meet the Shipment Instructions.
          4.2 In addition to the Estimated Shipping Instructions and the Shipment Instructions, BP may deliver to the Company from time to time additional shipping instructions for Acetic Acid. All such instructions with respect to any particular shipment shall be given as early as is practicable prior to the requested shipment date. The Company shall use commercially reasonable efforts to deliver Acetic Acid at the times specified in such instructions.
          4.3 To the extent required hereunder, the Company shall comply with the requirements of governmental authorities having jurisdiction now in force or which may hereafter be in force pertaining to the operation of the Unit and the production of Acetic Acid or Unit Product and shall faithfully observe in all material respects in the use and operation of the Unit all applicable laws and regulations now in force or which may hereafter be in force.
Article 5
Manufacturing Methods; Changes in Specifications
          5.1 The Company shall produce Acetic Acid in accordance with established procedures and methods of manufacture.
          5.2 Prior to making any change in raw materials or in the procedures or methods of manufacture employed in producing Acetic Acid hereunder which the Company has, or should have, reason to believe may make such Acetic Acid unsuitable to any of BP’s customers, the Company will provide BP with written notice of the Company’s intent to make any such change. If the Company fails to notify BP in writing of the Company’s intent to make any such change, or if the Company notifies BP in writing of the Company’s intent to make any such change and BP does not consent to such change in writing, and the Company thereafter makes such change, the Company shall indemnify and hold BP harmless pursuant to the provisions of Article 30 hereof from Damages which BP may suffer or incur by reason of such change that arise out of or relate to the unsuitability of such Acetic Acid to any of BP’s customers. If the Company notifies BP in writing of the Company’s intent to make any such change and BP consents in writing to such change, BP shall indemnify and hold the Company harmless pursuant to the provisions of Article 30 hereof from Damages which the Company may suffer or incur by reason of such change and that arise out of or relate to the unsuitability of such Acetic Acid to any of BP’s customers.
          5.3 If, at any time, any Acetic Acid to be supplied to BP changes in chemical composition from that previously supplied to BP by the Company hereunder, or the procedures and methods of manufacture employed in producing Acetic Acid hereunder change so that, in either event, such Acetic Acid is unsuitable to any of BP’s customers, then (a) BP shall notify the Company in writing of such unsuitability and may thereafter refuse to accept shipments of Acetic Acid hereunder, and (b) the Company shall indemnify and hold BP harmless pursuant to the provisions of Article 30 hereof from Damages which BP may suffer or incur by reason of any such change or changes that arise out of or relate to the unsuitability of such Acetic Acid to any of BP’s customers; provided, however, that the Company shall not be obligated to indemnify BP for any such Damages to the extent that the change in chemical composition, procedures or methods of manufacture that caused such Acetic Acid to be unsuitable for any of BP’s customers resulted from implementing any written directions of BP or was done with the written consent of BP. If, notwithstanding the unsuitability of Acetic Acid to BP’s customer, BP notifies the Company in writing of its acceptance of such shipment of Acetic Acid notwithstanding such unsuitability, then BP shall indemnify and hold the Company harmless pursuant to the provisions of Article 30 hereof from Damages which the Company may suffer or incur that arise out of or relate to the unsuitability of such Acetic Acid to such customer.
          5.4 If any product produced by the Company in the Unit fails to meet the Specifications, in whole or in part, and is delivered to BP as if it were Acetic Acid, the Company shall indemnify and hold BP harmless pursuant to the provisions of Article 30 hereof from Damages which BP may suffer or incur by reason of any such failure unless (a) the Company notifies BP of such failure in advance and BP agrees in writing to accept such Unit Product notwithstanding such failure or (b) after obtaining knowledge of such failure, BP agrees in writing to accept such Unit Product notwithstanding such failure. If any product produced by the Company in the Unit fails to meet the Specifications, in whole or in part, and is delivered to BP as if it were Acetic Acid and (i) the Company notifies BP of such failure in advance and BP agrees in writing to accept such Unit Product notwithstanding such failure or (ii) after obtaining knowledge of such failure, BP agrees in writing to accept such Unit Product notwithstanding such failure, BP shall indemnify and hold the Company harmless pursuant to the provisions of Article 30 hereof from Damages which the Company may suffer or incur by reason of such failure.
          5.5 The Specifications shall not be changed unless agreed to in advance in writing by BP and the Company.

Article 6
Payment for Acetic Acid
          6.1 The charge for all Acetic Acid delivered to BP hereunder during each Month shall equal:
     (a) The Company Fixed Costs for such Month; plus
     (b) The Variable Costs for such Month; minus
     (c) The sum of (i) the Supplied Hydrogen Credit for such Month, plus (ii) the Supplied Acetic Acid Offset for such Month, plus (iii) the Supplied Acetic Acid Credit for such Month, plus (iv) the Supplied Methanol Offset for such Month, plus (v) the Supplied Methanol Credit for such Month.
          6.2 On the later of the 15th calendar day of each Month or five Business Days after receipt of the invoice therefor (or if either such day is not a Business Day, then on the Business Day next following), BP shall pay the Company the estimated Company Fixed Costs for such Month, which shall be an amount equal to the actual Company Fixed Costs for the preceding Month.
          6.3 The Company shall, as soon as available each Month but no later than the fifth Business Day of each Month, deliver to BP an invoice for the preceding Month showing (a) the quantities of Acetic Acid and Unit Product produced during such Month, (b) the quantities of Acetic Acid and Unit Product delivered during such Month, (c) beginning and ending Acetic Acid and Unit Product inventories for such Month, (d) the quantities of Methanol received during such Month, (e) the quantities of Methanol used during such Month, (f) the beginning and ending Methanol inventories for such Month, (g) the quantities of carbon monoxide used during such Month, (h) the amount of the Variable Costs for such Month, (i) the amount of the Supplied Hydrogen Credit for such Month, (j) the quantities of Supplied Acetic Acid supplied to the Company, and the quantities of Supplied Acetic Acid sold by the Company, during such Month, (k) the amount of the Supplied Acetic Acid Offset and Supplied Acetic Acid Credit for such Month, (l) the quantities of Supplied Methanol supplied to the Company, and the quantities of Supplied Methanol sold by the Company, during such Month, and (m) the amount of the Supplied Methanol Offset and Supplied Methanol Credit for such Month. BP shall pay each such invoice on or before the 15th day of such Month (or if such day is not a Business Day, on the Business Day next following).
          6.4 As soon as is practicable after the end of each Month, the Company shall submit to BP an invoice showing an adjustment to the Company Fixed Costs for such Month based on the difference between the estimated Company Fixed Costs paid by BP as referenced in Section 6.2 hereof and the actual Company Fixed Costs due for such Month based on any adjustments thereto necessary to fully reimburse the Company for all Company Fixed Costs for such Month. The net sum due to the Company or any credit due to BP resulting from the items referred to in this Section 6.4 shall be paid or credited, as the case may be, on or before the later of the 15th day of the Month in which such invoice is submitted by the Company to BP or five Business Days after receipt by BP of such invoice (or if either such day is not a Business Day, on the Business Day next following).

          6.5 The Company and BP shall cooperate in investigating, evaluating and implementing mutually agreeable methods to reduce the Variable Costs and the Company Fixed Costs.
          6.6 (a) Commencing on the Effective Date through the expiration or termination of this Agreement, BP shall pay to the Company in cash an amount equal to ***** of any Profit as an additional fee hereunder (such ***** share being the “Company Profit Share”), payable in accordance with this Section 6.6.
          (b) BP shall, on or before the first day of each of January 2008, April 2008 and July 2008, pay the Company ***** as an advance payment of the Company Profit Share for the 2008 Contract Year (the “2008 Profit Share Installment Payments”). The Company acknowledges that, as of the time it is executing this Agreement, it has received all of the 2008 Profit Share Installment Payments. BP shall (i) on or before the last Business Day of April, July and October of each Contract Year, prepare in good faith and deliver to the Company an estimate of the Company Profit Share, if any, which will be payable to the Company with respect to the applicable Contract Year (the “Estimated Company Profit Share”), (ii) on or before the last Business Day of October 2008, pay the Company an amount equal to (A) such Estimated Company Profit Share for the 2008 Contract Year times 25%, minus (B) ***** (such ***** deduction being in full payment and satisfaction for *****) and (iii) on or before the last Business Day of April, July and October of each Contract Year, commencing with the 2009 Contract Year, pay the Company an amount equal to (A) such Estimated Company Profit Share times a fraction, the numerator of which is the number of Quarters elapsed in such Contract Year and the denominator of which is four, minus (B) the aggregate amount of payments towards the Company Profit Share for such Contract Year previously made by BP to the Company. On or before March 1 of each year, commencing with March 1, 2009, BP shall send to the Company a final statement showing the actual Company Profit Share for the immediately preceding Contract Year and:
     (x) if actual Company Profit Share for the immediately preceding Contract Year exceeds the aggregate amount of Estimated Company Profit Share payments previously made by BP towards the Company Profit Share for such Contract Year plus, with respect to the 2008 Contract Year, the 2008 Profit Share Adjustment, the additional amount to be paid by BP (which amount shall be the actual Company Profit Share for the immediately preceding Contract Year minus (1) the aggregate amount of Estimated Company Profit Share Payments previously made by BP towards the Company Profit Share for such Contract Year plus (2) with respect to the 2008 Contract Year, the 2008 Profit Share Adjustment); or
     (y) if actual Company Profit Share for the immediately preceding Contract Year is less than the aggregate amount of Estimated Company Profit Share payments previously made by BP towards the Company Profit Share for such Contract Year, the amount to be refunded by the Company to BP (which amount shall be the lesser of (1) the amount by which the aggregate amount of Estimated Company Profit Share payments previously made by BP towards the Company Profit Share for such Contract Year exceeds the actual Company Profit Share for such Contract Year and (2) the aggregate amount of Estimated Company Profit Share payments previously made by BP towards the Company Profit Share for such Contract Year).

In the event that the final statement shows an additional amount to be paid by BP, BP shall pay the Company such amount on or before March 1 of the relevant year. In the event that the final statement shows an amount to be refunded by the Company, the Company shall pay BP such amount on or before the later of March 1 of the relevant year and the 15th calendar day after receipt of such final statement from BP.
          (c) The parties acknowledge and agree that, in the event that UAL for any Contract Year is greater than zero, BP shall not, except as otherwise provided in Section 12.3, be entitled to any direct payment related to such UAL from the Company, but (i) BP shall be entitled to offset ***** of the UAL for the last Contract Year hereunder (unless such expiration or termination is a BP Caused Termination) against any amounts owing to the Company pursuant to, and subject to the terms of, Section 2.3(b)(C), and (ii) such UAL will be deducted under clause (ii) of the definition of Profit in the immediately succeeding Contract Year. In addition, nothing contained in this paragraph (c) is intended to eliminate, reduce or otherwise limit the obligation of the Company to make any payment to BP required under Section 6.6(b)(y), Section 6.7 or Article 13, none of which shall be considered a “direct payment related to such UAL.”
          (d) The Company will be reimbursed by BP for all costs of Minor Capital Items and the costs of all Major Capital Items will be shared in accordance with the Profit sharing ratios in effect during the period (i.e., the Company shall invoice BP for ***** of such Major Capital Items).
          6.7 If BP has reason to dispute the accuracy of any invoice submitted to it by the Company, BP will pay the undisputed portion of such invoice in full and 50% of the disputed portion of such invoice in accordance with the provisions of this Article 6. After any such dispute has been resolved, BP will pay any balance due to the Company or the Company will pay any balance due to BP, as the case may be, on or before the tenth Business Day after the receipt by BP of a replacement invoice submitted to it by the Company, together with interest thereon at the Applicable Interest Rate, accruing each calendar day from the calendar day such amount was originally due to the Company or was paid by BP, as the case maybe, until the calendar day such amount is paid or refunded in full; provided, however, that in the event that any balance is due to BP, such replacement invoice shall be submitted to BP no later than ten Business Days after such dispute has been resolved.
          6.8 Each party shall maintain records and production data in accordance with usual and customary practices and standards in the chemicals industry in respect of all matters referred to in this Article 6. Each party shall provide the other party access to such records and data pursuant to the provisions of Article 22 hereof.
          6.9 The suspension of the obligations of either party hereunder by reason of a force majeure event shall not suspend BP’s obligation to make the payments required hereunder.
          6.10 In the event that either party fails to pay any undisputed amount when due hereunder, such amount shall bear interest at the Applicable Interest Rate, accruing each calendar day from the calendar day such amount was originally due until the calendar day such amount is paid in full.

Article 7
Product Ownership, Deliveries and Shipments
          7.1 Title to all Acetic Acid and Unit Product shall automatically vest in BP from the moment of initial production, and all Acetic Acid and Unit Product produced in the Unit shall at all times remain 100% owned by BP (other than any Acetic Acid or Unit Product produced by the Company for sale by itself pursuant to Section 34.1(c)). Solely for purposes of establishing BP’s title to and ownership of all Acetic Acid and Unit Product produced in the Unit, the Company shall execute and deliver to BP an information UCC financing statement or other necessary documents in a form reasonably acceptable to BP and any renewals thereof as reasonably requested by BP to reflect such BP ownership of Acetic Acid and Unit Product as a matter of public record. The point of transfer of custody (the “Point of Delivery”) from the Company to BP of any Acetic Acid or Unit Product for purpose of offsite shipment shall be (a) the first intake flange on the ship, barge or other inland water or marine vessel into which the Acetic Acid or Unit Product is loaded for shipment, (b) the perimeter boundary line of the Plant with respect to any Tank Car, tank truck or other conveyance into which the Acetic Acid or Unit Product is loaded for shipment or (c) with respect to any Acetic Acid or Unit Product delivered by Pipeline, the first inlet flange of the Pipeline used to effect such delivery of Acetic Acid or Unit Product. Risk of loss shall pass to BP at such flange or perimeter boundary line, as the case may be (irrespective of whether the Company owns or has provided any ship, barge, other inland water or marine vessel, Tank Car, tank truck or other conveyance into which the Acetic Acid or Unit Product is loaded or whether the Company owns any interest in any Pipeline used to effect such delivery). As between the Company and BP, except as otherwise provided in Section 7.2 hereof, the Company shall be in control and possession of the Acetic Acid or Unit Product produced hereunder and responsible for any damage or injury caused thereby until risk of loss with respect thereto has passed to BP. In addition to its other obligations hereunder, BP shall be in control and possession of the Acetic Acid or Unit Product produced hereunder and responsible for any damage or injury caused thereby after risk of loss with respect thereto has passed to BP.
          7.2 Subject to the terms and conditions of this Agreement and to normal and customary shipping practices, the Company shall make available to BP at all times hereunder the Barge and the Rail Cars for movement of the Acetic Acid or Unit Product, except when the Barge or the Rail Cars are being stored or used under instruction for BP (or being used by the Company to transport Acetic Acid or Unit Product produced by the Company for sale by itself pursuant to Section 34.1(c), in which case the parties will share the use of these assets in good faith), provided that the Estimated Shipping Instructions, the Shipment Instructions or any additional shipping instructions state (a) the number of Rail Cars required by BP and the date(s) on which the same are required, (b) the date(s) on which the Barge is required, (c) transfer, connection and dispatch instructions, and (d) such other information as may be reasonably required by the Company. BP shall reimburse the Company for the costs of regular maintenance and repair of the Barge and the Rail Cars and in-Plant loading and switching charges and other normal expenses with respect to the ownership and operation thereof as Company Fixed Costs. In the event that the Barge or any of the Rail Cars are used by or at the direction of the Company for any purpose other than the movement of Acetic Acid or Unit Product for BP, the Company shall forward any net proceeds it receives in connection with such use to BP, and such net proceeds shall be included in the calculation of Profit for the Contract Year in which such use occurred. The Company shall not be required to pay any Capital Expenditures with respect to the Barge or the Rail Cars unless BP is obligated to reimburse the Company therefor as provided in Article 16 or Article 17 hereof. The use of the Barge or any Rail Car by BP shall not affect or alter the Point of Delivery hereunder or the time of the passing of risk of loss with respect to the Acetic Acid or Unit Product. The Company shall have no liability for any loss, damage, injury or other event or occurrence involving the Barge or any Rail Car other than loss, damage or injuries resulting solely from the gross negligence or willful misconduct of the Company, its agents or employees. BP will use commercially reasonable efforts to use any excess Rail Cars within its system for other products, crediting the Profit with agreed sublease fees.
          7.3 BP may from time to time request that the Company arrange the delivery and transportation of Acetic Acid or Unit Product in accordance with the Shipment Instructions or any additional shipping instructions referred to in Section 4.2 hereof and the Company may at its option comply with any such request of BP; provided, however, that the Company shall have no liability or other obligation with respect to its having arranged the delivery and transportation of any Acetic Acid or Unit Product pursuant to this Section 7.3. If the Company, in arranging for the delivery and transportation of Acetic Acid or Unit Product pursuant to this Section 7.3, earns or realizes discounts or other cost savings as a result of aggregating shipments or by reason of other economies of scale, such discounts and other cost savings shall be proportionately shared with BP on the basis on which such discounts and other cost savings were earned or realized by the Company. BP shall reimburse the Company for any additional costs incurred by the Company in the performance of any request of BP pursuant to the provisions of this Section 7.3.
Article 8
Testing
          8.1 The Acetic Acid and Unit Product shall be tested prior to delivery to BP under the testing procedures and schedules being utilized by the Company at the Effective Date. Such procedures and schedules may be changed from time to time by mutual agreement of BP and the Company. The Company shall retain representative samples for sufficient time to allow delivery to and acceptance by BP’s customers of Acetic Acid or Unit Product. The Company shall provide BP access to such samples and all records maintained by the Company with respect thereto pursuant to the provisions of Section 22.1 hereof.
          8.2 Confirmatory tests of the quality of Acetic Acid or Unit Product shipments shall be performed prior to the time of delivery according to the procedures and schedules referred to in Section 8.1 hereof. Quality of Acetic Acid or Unit Product shall be determined by taking representative samples from static shore tanks (in the presence of an independent surveyor if requested). Once the quality of the contents of such static shore tank has been tested, multiple deliveries from such static shore tank may be made by Pipeline, ship, barge, other inland or marine vessel, Tank Car, tank truck or other conveyance; provided, however, that no additional Acetic Acid or Unit Product shall be deposited into such static shore tank unless the contents thereof are re-tested prior to delivery of any Acetic Acid or Unit Product therefrom. The Company shall retain all such samples for sufficient time to allow delivery to and acceptance by BP’s customers of such Acetic Acid or Unit Product. The Company shall provide BP access to such samples and certifications and all records maintained by the Company with respect thereto pursuant to the provisions of Section 22.1 hereof.
          8.3 All product made pursuant to the provisions of this Agreement when tested according to the agreed procedures and schedules shall be conclusively presumed to constitute Acetic Acid unless analysis of the sample retained pursuant to the provisions of Sections 8.1 or 8.2 hereof shows the product not to have been Acetic Acid.
          8.4 BP shall have the right, at BP’s expense, to have the Acetic Acid or Unit Product tested by independent third parties prior to shipment as Acetic Acid or Unit Product hereunder, so long as any such testing does not materially interfere with Unit or Plant operations, and the Company shall cooperate in any such test and shall have the right to be represented and to participate in any such test and to inspect any equipment used in determining the nature or quality of the Acetic Acid or Unit Product.
Article 9
Measurement
          9.1 The engineering unit employed for the measurement of Acetic Acid and Unit Product (the “Unit of Measurement”) shall be one pound (avoirdupois). All quantities given herein, unless otherwise expressly stated, are in terms of such Unit of Measurement.
          9.2 The Company shall maintain and operate the Acetic Acid Measuring Equipment and the Methanol Measuring Equipment in accordance with customary practice in the industry and all applicable laws and regulations. BP may, at its option and expense, install measuring equipment for checking the Acetic Acid Measuring Equipment or the Methanol Measuring Equipment, so long as such installation does not materially interfere with the operation of the Unit or the Plant. Readings from the Acetic Acid Measuring Equipment will be used for determining quantities of acetic acid shipments and readings from the Methanol Measuring Equipment will be used for determining quantities of methanol delivered to the Company’s Texas City site. In the event that different or additional modes of transportation of methanol, Acetic Acid or Unit Product are used after the Effective Date (e.g., Pipeline deliveries), BP and the Company will discuss and determine in good faith appropriate additions to the Acetic Acid Measuring Equipment or Methanol Measuring Equipment required to accurately measure deliveries by or through such modes of transportation.
          9.3 BP shall have the right, at BP’s expense, to monitor and check the measurement of Acetic Acid or Unit Product from the Unit to each ship, barge, other inland water or marine vessel, Tank Car, tank truck or other conveyance into which the Acetic Acid or Unit Product is loaded or to any Pipeline used to effect delivery of Acetic Acid or Unit Product, in the presence of an independent surveyor. Any reports and certifications resulting from such monitoring and checking will be made available by BP to the Company on request.
          9.4 If any test of the Company’s meters shows that the metering equipment is in error by less than or equal to 0.25%, previous readings of such equipment shall be considered as correct but such equipment will be properly adjusted at once to zero error. If any test shows that the metering equipment is in error by more than 0.25%, the metering equipment will be properly adjusted at once to zero and the previous readings of such equipment and the resulting calculation of the quantity of Acetic Acid and Unit Product delivered by the Company to BP hereunder shall be corrected for any period of inaccuracy which is definitely known or agreed upon by the parties. In case such period is not definitely known or agreed upon, such corrections will be for a period covering the last half of the time elapsed since the date of the last test of such metering equipment. If for any reason any of the Company’s meters utilized hereunder is out of service so that the quantity of Acetic Acid or Unit Product delivered through such meters cannot be ascertained, the quantity of Acetic Acid or Unit Product so delivered during the period such meters are out of service will be estimated and agreed upon by the parties hereto upon the basis of the best available data using, in order of preference, the following methods:
     (a) readings of any check-measurement equipment of BP if installed and measuring accurately;
     (b) readings of any measurement equipment which the Company may have placed in the flowing stream if installed and measuring accurately; and
     (c) the determination of a recognized referee agreed upon by the parties, with the decision of the referee with respect to such matter being final, conclusive and binding on each of the parties and with the charges of said referee being borne equally by the parties.
          9.5 Each party shall have the right to be present at the time any installing, reading, cleaning, changing, repairing, inspecting, testing or adjusting is done in connection with the other party’s measuring equipment used in measuring deliveries hereunder. The records from such measuring equipment shall remain the property of the owner thereof, but, upon request, each party will submit to the other party its records, charts and weight tickets, together with calculations therefrom, subject to return within 15 calendar days after receipt thereof. Such records, charts and weight tickets shall be kept on file for a period of not less than 90 calendar days.
          9.6 If upon any test the measuring equipment is found to be inaccurate to any degree, it shall be adjusted as soon as practicable to measure accurately.
          9.7 Notwithstanding the foregoing, the Company’s measurements shall be deemed to be accurate for purposes of all deliveries made hereunder unless, as to any particular delivery, BP objects thereto in writing delivered to the Company within three weeks after such delivery to BP’s customer.
Article 10
Storage of Acetic Acid by Company
          The Unit presently contains three bulk storage tanks (Nos. 50T508-1, 50T508-2 and 50T508-3). The Company shall use such bulk storage tanks for the storage of Acetic Acid as required given the Estimated Shipping Instructions and the Shipment Instructions or as otherwise determined by the Company. Should any such bulk storage tank be taken out of service by the

Company for repair service, the Company will, so long as the costs with respect thereto are subject to reimbursement under this Agreement or included as a part of the Company Fixed Costs, repair the same and place it back in service as soon as is practicable.
Article 11
Operation of Unit and Related Matters
          11.1 The Company shall have the authority to, and does hereby agree to, operate the Unit in accordance with the terms and conditions of this Agreement. Unless otherwise provided herein, the Company shall operate the Unit in accordance with the Shipment Instructions of BP; provided, however, that such operation (a) is not in violation of this Agreement, prudent operation or maintenance procedures or applicable laws and (b) does not have the effect of altering the Specifications unless agreed between the Company and BP. The Company shall operate the Unit in compliance in all material respects with all applicable laws and regulations, whether in existence as of the date of signature of this Agreement or as may be adopted thereafter.
          11.2 Notwithstanding any other provision of this Agreement to the contrary, the Company shall operate the Unit and perform its other obligations hereunder using the same standard of care as it would use in operating its other units at the Plant (which, at a minimum, shall be that standard of care that a reasonable prudent operator of a chemical manufacturing facility similar to the Unit would use in operating such facility), and the Company shall have no liability hereunder based on any higher standard of care. Both parties recognize that it is imperative to operate the Unit safely and with no harm to people or the environment. Representatives of both parties will meet periodically (no less than annually) to discuss current practices and share best practices regarding health, safety and environmental matters. Proposals for changes to health, safety and environmental procedures applicable to the Unit will be reviewed at Semiannual Meetings and such other times as may be agreed by the parties or required to address current issues or changes in laws or regulations pertaining to the Unit.
          11.3 In the event that for any reason maintenance, utilities or other services and resources at the Plant become limited, the Company agrees that it will in good faith allocate such maintenance, utilities, services and resources between the Unit and the other activities at the Plant on a fair and equitable basis having regard to the needs of BP hereunder and the other operations at the Plant; provided, however, that the Unit shall have first priority in any such allocation if the Company directly or indirectly causes such limitation to occur through committing maintenance, utilities, services or resources to new uses at the Plant beyond the capabilities at the Plant at the time such commitment was made.
          11.4 At the Semiannual Meeting to be held in September or October of each Contract Year, the parties shall discuss items that may be addressed in the proposed annual maintenance budget for the following Contract Year. At least 45 calendar days prior to the beginning of each Contract Year, the Company will prepare a detailed annual maintenance budget for the Unit for such Contract Year. Each maintenance budget will be agreed to by both parties at least 15 calendar days prior to the beginning of the applicable Contract Year. If there is a need to undertake significant additional maintenance or, if certain scheduled items are found no longer to require attention, additions or deletions will be mutually agreed upon. The Company shall keep a record of maintenance spending and will report such spending to BP at reasonable intervals upon reasonable notice from BP. Such reports will include, as a minimum requirement, any agreed changes to the original budget, actual spending compared to budget and an annualized total forecast including agreed additions or deletions. BP shall have access to the Company’s maintenance records necessary to verify the accuracy of all items charged against maintenance to the extent and in the manner provided in Section 22.1 of this Agreement.
Article 12
Shut-Downs of the Unit
          12.1 The parties agree that the Unit will be shut down for such periods of time as are required to accomplish the Scheduled Shutdowns. During such shut-down, the Company shall not be required to produce Acetic Acid hereunder and it is the present intention of the parties to utilize the bulk storage tanks referred to in Article 10 to accumulate Acetic Acid for delivery during such Scheduled Shutdowns. Any such Scheduled Shutdown shall not affect the obligations of BP to make payments hereunder or the other covenants and agreements of the parties hereunder. All maintenance, operating or other costs associated with the Scheduled Shutdown shall be expensed at the time such costs are incurred.
          12.2 Subject to Section 34.1(c), upon reasonable notice from BP, the Company shall temporarily cease or reduce the production of Acetic Acid at the times and for the periods so requested. In such event, in addition to all other payments required hereunder, BP shall reimburse the Company upon receipt of invoice therefor and reasonable supporting detail as BP’s auditors may reasonably require for any and all additional costs and expenses incurred in connection with such cessation or reduction, including but not limited to increased costs of production of other products produced at the Plant resulting from such cessation or reduction; provided, however, that the Company shall have (a) a duty to reasonably mitigate any such additional costs and expenses and to share with BP any benefit in excess of such additional costs that the Company may obtain or derive as a result of such cessation or reduction of production and (b) a duty to reasonably mitigate all Company Fixed Costs and Variable Costs chargeable to BP under this Agreement during such temporary cessation or reduction in production of Acetic Acid.
          12.3 In the event of a fire, explosion, flood, hurricane, windstorm or other casualty resulting in the loss of the Unit or a substantial part thereof, the parties hereto shall, within 60 calendar days after such loss occurs, meet to discuss whether or not the Unit should be repaired or rebuilt. If both parties agree that the Unit should be repaired or rebuilt, (a) the parties shall apply all available insurance proceeds towards the repair or rebuilding of the Unit, (b) the Unit shall be repaired or rebuilt, (c) the parties’ obligations under this Agreement shall continue and (d) any costs of such repair in excess of the proceeds of insurance shall be shared by the parties as Capital Expenditures in accordance with their then applicable Profit sharing ratios. If both parties agree not to repair the Unit, this Agreement shall terminate and the parties shall share any insurance proceeds received under their respective insurance policies in connection with such loss of or to the Unit or substantial portion thereof, with BP receiving or retaining ***** of such proceeds and the Company receiving or retaining ***** of such proceeds. If the parties do not agree as to whether or not to repair or rebuild the Unit, the party that desires to repair or rebuild the Unit (the “Electing Party”) shall have the right, by providing written notice (a “Repair Election Notice”) to the other party (the “Non-Electing Party”), to require that the Unit be repaired or rebuilt, in which event:
     (i) the Unit shall be repaired or rebuilt;
     (ii) all insurance proceeds received by either of the parties under their respective insurance policies in connection with such loss of or to the Unit or substantial portion thereof shall be first applied to the payment of all repair or rebuilding costs;
     (iii) except as otherwise modified in this Section 12.3, the parties’ obligations under this Agreement shall continue;
     (iv) the Electing Party shall bear all costs of such repair or rebuilding in excess of the proceeds of insurance and shall have the right to fully depreciate such excess repair or rebuilding costs;
     (v) the Electing Party shall recover such excess costs by receiving 100% of all positive Profits until the Electing Party has received an amount equal to such excess costs, together with interest thereon at the Applicable Interest Rate from the time such costs were incurred until such excess costs have been paid in full;
     (vi) if, for the Contract Year immediately preceding such loss of or to the Unit or substantial part thereof, UAL was greater than zero and the Electing Party is BP, UAL for Contract Years subsequent to the Contract Year immediately preceding such loss of or to the Unit shall never be greater than the UAL for the Contract Year immediately preceding such loss of or to the Unit, for all purposes of this Agreement;
     (vii) for each of the first two full Contract Years occurring after such repair or rebuilding has been completed and the Unit restarted, (A) if the Electing Party is the Company, the Company shall pay BP ***** of the UAL for such full Contract Year, after which payment, UAL for such full Contract Year shall be deemed to be ***** for all purposes of this Agreement, or (B) if the Electing Party is BP, UAL for each such full Contract Year shall never be greater than the UAL for the Contract Year immediately preceding such first full Contract Year, for all purposes of this Agreement; and
     (viii) if the Electing Party was required to make any payments under clause (vii) above for both of such full Contract Years and the Non-Electing Party is entitled to elect, and does elect, to terminate this Agreement pursuant to Section 2.1(b) during the third full Contract Year occurring after such repair or rebuilding has been completed and the Unit restarted, if the Electing Party is the Company, the Company shall pay BP ***** of the UAL for such third full Contract Year, after which payment the UAL for such third full Contract Year shall be deemed to be zero for all purposes of this Agreement;
provided, however, that if, at the time the Non-Electing Party receives a Repair Election Notice, the Non-Electing Party would be entitled to terminate this Agreement pursuant to Section 2.1(b)

(ignoring for this purpose the requirement that an election to terminate under such Section must be made on or before March 31), the Non-Electing Party may, by providing written notice the Electing Party within 30 days after receipt by the Non-Electing Party of such Repair Election Notice, elect to terminate this Agreement, in which event the parties shall be deemed to have agreed to not repair the Unit for all purposes of this Agreement. Any amount paid by or to the Electing Party pursuant to the immediately preceding sentence shall be paid at the same times that the Company is scheduled to receive payments towards the Company Profit Share (including Estimated Company Profit Share payments) pursuant to Section 6.6. In the event that any parts of the Plant which serve the Unit are destroyed or damaged, whether by an insured risk or not, the Company shall rebuild the same as soon as practicable and to the extent that the insurance proceeds are deficient will make up the difference from its own funds unless the Unit has also been damaged and the parties have elected to not repair the Unit pursuant to this Section 12.3.
Article 13
Insurance
          During the term of this Agreement, the Company shall maintain property damage and liability insurance on the Unit and those parts of the Plant which serve the Unit in types and amounts, and against such risks, at levels that are reasonable and customary for the chemical industry; provided, however, that in any event the Company shall not be required to maintain business interruption or terrorism insurance coverages. All insurance premiums in respect of insurance for the Unit, Acetic Acid or Unit Product which are not included in Company Fixed Costs shall be paid by BP upon receipt by BP of an invoice. BP shall reimburse the Company for any amounts paid by the Company that are credited towards the deductible under the Company’s liability insurance policy or property damage/business interruption policy to the extent the underlying event (a) is directly related to the Unit, Acetic Acid or Unit Product or any other matter under this Agreement and (b) the Company is not required to indemnify BP for such underlying event pursuant to Article 30. BP may carry additional insurance, at its sole discretion and cost. The Company shall advise BP whenever any existing insurance policy or area of coverage is renegotiated or otherwise changed in a material manner and BP shall be afforded a reasonable opportunity to review such changes. The Company and BP shall jointly review insurance coverages on an annual basis. BP shall be named an additional insured with respect to the Unit on the policies covering the Unit, Acetic Acid and Unit Product and no action to drop coverage for BP shall be taken by the Company without prior written approval by BP. In the event that either party receives any proceeds under any insurance policy for which all or any part of the premiums therefor are taken into account in determining Profit hereunder that are not required to be used for any other purpose under this Agreement, (i) if BP receives such proceeds, BP shall pay the Company an amount equal to ***** of such proceeds, and (ii) if the Company receives such proceeds, the Company shall pay BP an amount equal to ***** of such proceeds.

Article 14
Access to the Unit
          14.1 The Company agrees that upon written request by BP, the Company shall provide to BP, at cost, reasonably suitable office accommodations at the Plant for a limited number of BP personnel.
          14.2 The Company agrees to permit BP personnel, at the cost of BP, to have access to the Unit at reasonable times and on reasonable notice and consistent with the Company’s contractual obligations under licenses or sub-licenses to which it is a party. BP shall indemnify and hold the Company harmless pursuant to the provisions of Article 30 hereof from Damages which the Company may suffer or incur by reason of its admission of such BP personnel to the Unit. BP shall cause all of its personnel to comply with the Company’s safety, health, security and reasonable confidentiality procedures and policies at all times while at the Plant.
Article 15
Methanol Supply
          15.1 BP shall provide Methanol meeting the specifications described on Exhibit B attached hereto in the volumes and at the times required by the Company to operate the Unit and supply Acetic Acid as required hereby. The Company shall provide adequate facilities to receive, handle and store, on behalf of BP for use in the Unit, Methanol delivered by sea in up to ***** metric ton shipments. Title to all Methanol supplied by BP for use in the Unit shall at all times remain 100% vested in BP. Solely for purposes of establishing BP’s title to and ownership of such Methanol supplied by BP for use in the Unit, the Company shall execute and deliver to BP an information UCC financing statement or any other necessary documents in a form reasonably acceptable to BP and any renewals thereof as reasonably requested by BP to reflect such BP ownership of Methanol supplied by BP as a matter of public record.
          15.2 (a) For all Methanol delivered pursuant to Section 15.1, the cost of Methanol consumed for any Month shall be ***** less (ii) a discount, such discount to be agreed upon by the parties as of the beginning of the Contract Year in which such Month falls (the “Methanol Discount”), plus (iii) an amount designed to reflect BP’s actual reasonable costs of purchasing and delivering such Methanol to the Company, including, without limitation, the costs of delivering such Methanol from the supplier’s terminal to the Unit and surveyor’s costs (the “Methanol Delivery Cost”). The ***** less the Methanol Discount plus the Methanol Delivery Cost is referred to as the “Methanol Transfer Price”. For 2008, (A) the Methanol Discount shall be ***** of the *****, and (B) the Methanol Delivery Cost for each Month shall be ***** per gallon. For any Month, Methanol consumption will be deemed to be the inventory of Methanol contained in the Company’s methanol tank at the beginning of such Month plus the aggregate quantity of Methanol deposited into the Company’s methanol tank during such Month minus the inventory of Methanol contained in the Company’s methanol tank at the end of such Month; provided, however, any discrepancy between the amount measured by the meter that measures the flow of Methanol into the Unit and the amount measured by the Methanol Measuring Equipment will be reconciled on an annual basis. In the event that ***** discontinues its methanol consulting service, then BP and the Company shall, by written agreement, replace ***** with another reported methanol price.
          (b) In the event that the parties fail to agree upon the Methanol Discount or the Methanol Delivery Cost applicable to any Contract Year prior to January 1 of such Contract Year, (i) the Methanol Discount and/or Methanol Delivery Cost, as applicable, for Methanol consumed or Supplied Methanol delivered in each Month during such Contract Year shall be the Methanol Discount or Methanol Delivery Cost, as applicable, used in the immediately preceding Contract Year until such time as the Methanol Discount or Methanol Delivery Cost, as applicable, for the current Contract Year has been agreed upon or otherwise determined pursuant to this Section 15.2 and (ii) once the Methanol Discount and/or Methanol Delivery Cost for the current Contract Year has been agreed upon or otherwise determined pursuant to this Section 15.2, the Methanol Discount or Methanol Delivery Cost, as applicable, shall be retroactively adjusted to such agreed upon or determined Methanol Discount and/or Methanol Delivery Cost for all Methanol consumed and all Supplied Methanol delivered in such Contract Year.
          (c) In the event that the parties fail to agree upon the Methanol Discount applicable to any Contract Year prior to March 1 of such Contract Year, either party may, for so long as such failure continues, elect, by providing written notice to the other party of such election, to have the Methanol Discount for such Contract Year determined by Jim Jordan and Associates, whose determination shall be final and binding on the parties for such Contract Year; provided, however, that in the event that Jim Jordan and Associates discontinues its methanol consulting service, then BP and the Company shall, by written agreement, replace Jim Jordan and Associates as the determining party with another relevant consulting service. The goal of Jim Jordan and Associates (or such other consulting service) in making such determination shall be to arrive at the generally prevailing discount to the ***** as of the time of determination for contract purchases of large parcels of methanol in the United States Gulf Coast. In the event that the parties fail to agree upon the Methanol Delivery Cost applicable to any Contract Year prior to March 1 of such Contract Year, BP shall provide to the Company detailed information regarding the Methanol Delivery Cost. After provision of such detailed information, if the parties still fail to agree upon the Methanol Delivery Cost applicable to such Contract Year, either party may, for so long as such failure continues, elect, by providing written notice to the other party of such election, to have the Methanol Delivery Cost for such Contract Year determined by any independent national public accounting firm chosen by such party who is either not then providing accounting or auditing services to such party or is agreed by the other party (with knowledge of such relationship), whose determination shall be final and binding on the parties for such Contract Year. The goal of such national accounting firm in making such determination shall be to arrive at an amount that will reflect BP’s actual reasonable costs of purchasing and delivering such Methanol to the Company, including without limitation the costs of delivering such Methanol from the supplier’s terminal to the Unit and surveyor’s costs.
          15.3 For all Methanol delivered pursuant to Section 15.1 and all Supplied Methanol delivered pursuant to Section 15.4, the point of delivery shall be the point of transfer of custody of such Methanol to the Company, which for purposes of this Agreement shall mean the last exit flange on the ship, barge or other inland or marine vessel from which the Methanol or Supplied Methanol is unloaded. Risk of loss shall pass from BP to the Company at such flange and the Company shall be in control and possession of the Methanol and Supplied Methanol delivered by BP pursuant to Section 15.1 or Section 15.4 hereof and responsible for any damage or injury caused thereby after risk of loss with respect thereto has passed to the Company. As between the Company and BP, BP shall be deemed to be in control and possession of the Methanol and Supplied Methanol delivered by BP pursuant to Section 15.1 or 15.4 hereof and responsible for any damage or injury caused thereby until risk of loss with respect thereto has passed to the Company.
          15.4 In the event that any plant or facility that is located on the Plant Site consumes methanol in its operations, irrespective of whether such plant or facility exists as of the Effective Date or is subsequently constructed (but not including any plant or facility, irrespective of whether such plant or facility exists as of the Effective Date or is subsequently constructed, that is located on real estate that is acquired by the Company after the Effective Date), BP shall supply to the Company, from and after the later of (a) the date specified in a written request from the Company to commence such supply and (b) the twelfth Month starting after the receipt of a written request from the Company to commence such supply, under the standard terms and conditions of BP or an Affiliate of BP for sales of methanol to third parties (other than payment), all such quantities of methanol as are required by such plant or facility to the Company (all such methanol, “Supplied Methanol”) at the Methanol Transfer Price for the Month of delivery of such Supplied Methanol; provided, however, that the obligation of BP to supply such Supplied Methanol shall not exceed ***** gallons per year unless BP agrees in writing to supply such excess (such agreement to be granted or withheld in BP’s sole discretion). The Supplied Methanol delivered during a Month multiplied by the Methanol Transfer Price for that Month equals the “Supplied Methanol Offset” for that Month. The Company shall use such Supplied Methanol in such plant or facility or sell such Supplied Methanol to the owner of such plant or facility at a price per gallon ***** (the “Methanol Sales Price”). During any Month that the Company sells such Supplied Methanol, the credit (the “Supplied Methanol Credit”) for such Month shall be any positive amount resulting from multiplying the gallons of such Supplied Methanol sold by the Company during such Month by the amount (if any) by which the Methanol Sales Price for such Month exceeds the Methanol Transfer Price for such Month.
Article 16
Special Expenditure
          16.1 A project and Special Expenditure, and the manner of reimbursement or payment to the Company therefor, shall be agreed upon by the parties hereto; provided, however, that the Company may, where circumstances reasonably require, without the approval of BP, commence a project and Special Expenditure necessary, in the sole judgment of the Company, (a) to ensure that the Unit, the Barge, the Rail Cars (or the operation of any of the foregoing) or the production, delivery, storage, shipment, sale, resale, use, disposal or transportation of Acetic Acid, Unit Product, Methanol, feedstocks, supplies, materials or wastes comply with applicable laws and regulations, or (b) to provide for the health or safety of the Company’s employees, the public or the environment. The Company shall at the earliest practicable opportunity notify BP of such project and Special Expenditure and all costs actually incurred by the Company with respect to such project and Special Expenditure shall be promptly reimbursed by BP to the Company upon receipt of an invoice therefor.

Article 17
Capital Expenditures
          17.1 All Minor Capital Items shall be paid by the Company but shall be reimbursed by BP upon receipt of an invoice, provided that the Company complies with the procedures described in this Article 17. The cost of all Major Capital Items shall be paid by the Company and invoiced to BP in accordance with the Profit sharing ratios in effect during such period. Expenditures on Major Capital Items will have no effect on the definition of Profit, and such expenditures will be made for jointly approved projects without regard to the presence or absence of Profit. For Major Capital Items exceeding five million dollars, BP may participate in formal staged reviews of the project, including, but not limited to, health, safety and environmental design reviews and pre-start up reviews.
          17.2 At the Semiannual Meeting to be held in September or October of each Contract Year, the parties shall discuss items that may be addressed in the proposed annual capital budget for the following Contract Year. At least 45 calendar days prior to the beginning of each Contract Year, the Company will prepare a detailed annual capital budget for the Unit for such Contract Year.
          17.3 When the Company desires to obtain a disbursement from BP for a Capital Project described in the capital budget, the Company shall furnish BP with the details of the proposed Capital Project including (a) the estimated cost of such proposed Capital Project, (b) the estimated benefits of the proposed Capital Expenditure, (c) the proposed schedule for such Capital Project and (d) an estimate of any changes which will result to the Variable Costs, the Company Fixed Costs, the Acetic Acid production volume or the Specifications, for authorization and disbursement of funds in accordance with the procedures in this Article 17.
          17.4 Additional Capital Projects may be added to the capital budget described in Section 17.2 by the Company at any time during a Contract Year, provided that the approval of BP has first been obtained; provided, however, that the Company may, where circumstances reasonably require, without the approval of BP, commence additional Capital Projects and make Capital Expenditures not contemplated by the capital budget described in Section 17.2 if necessary, in the sole judgment of the Company, (a) to ensure that the Unit, the Barge, the Rail Cars (or the operation of any of the foregoing) or the production, delivery, storage, shipment, sale, resale, use, disposal or transportation of Acetic Acid, Unit Product, Methanol, feedstocks, supplies, materials or wastes comply with applicable laws and regulations, or (b) to provide for the health or safety of the Company’s employees, the public or the environment. The Company shall at the earliest practicable opportunity notify BP of any such additional Capital Project and all costs actually incurred and all Capital Expenditures actually made by the Company with respect to such additional Capital Project shall be promptly reimbursed by BP to the Company upon receipt of an invoice therefor.
          17.5 Except as otherwise provided in Section 17.4, all Capital Projects may be committed to by the Company and expended by the Company only after the approval of BP in writing.

          17.6 The effective date of any changes in the Specifications will be the date the Capital Project in question is completed or demonstrated. The actual results arising from a Capital Project shall be determined by BP and the Company no later than six months after such completion date. If BP and the Company agree that the actual results therefrom differ from those anticipated in Section 17.2 hereof, the Specifications shall be adjusted to take account of the actual results obtained. The Company will notify BP promptly after the completion of any Capital Project and all costs associated with such Capital Project will be billed to BP by the Company within 120 calendar days after its completion.
          17.7 BP shall designate in writing to the Company the name of the BP representatives authorized to approve Capital Projects on behalf of BP, which representatives may be changed from time to time by BP by written notice to the Company.
Article 18
Personnel
          The Company shall at all times have sole authority with respect to all personnel matters involving the employees, consultants and third-party contractors at the Plant and the Unit, including but not limited to salaries, bonuses, benefits, compensation, indirect personnel costs, manpower needs, training, insurance, labor matters, working hours, job responsibilities, bonding and all other employee, personnel-related and contracting matters.
Article 19
Representations and Warranties of the Company
          The Company represents and warrants to BP as follows:
          19.1 Organization, Good Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation in the State of Texas, and has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and perform its obligations hereunder.
          19.2 Authority Relative to Agreement. The execution, delivery and performance by the Company of this Agreement have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except insofar as enforcement may be limited by (a) bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.
          19.3 No Conflict with Other Instruments or Proceeding. Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof conflict with, or will result in a breach by the Company of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any asset of the Company pursuant to any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of the Company, (b) any mortgage, deed of trust, lease, contract, agreement or other instrument to which the Company is a party or by which the Company may be bound or affected, or (c) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which the Company is subject, or by which the Company may be bound or affected.
          19.4 No Litigation or Proceeding. As of the Effective Date, there are no actions, suits, investigations or proceedings pending or to the Company’s knowledge threatened against the Company at law or in equity or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality seeking to enjoin, restrain or otherwise prevent the execution and delivery of this Agreement by the Company.
          19.5 No Warranties. The Company Hereby Expressly Disclaims And Negates (i) Any Representation Or Warranty (Express, Implied, Common Law, Statutory Or Otherwise) Relating To The Unit, The Barge, The Rail Cars, Or The Operation Of Any Of The Foregoing, Or Any Other Tangible Personal Property And Fixtures Including But Not Limited To Any Warranty Of Merchantability Or Fitness For A Particular Purpose Or Fitness Of Design Or Engineering, Except As Expressly Set Forth Herein, And (ii) Any Implied Representation Or Warranty Relating To Any Acetic Acid Or Unit Product Sold Hereunder, Including But Not Limited To Any Implied Warranty Of Merchantability Or Fitness For A Particular Purpose Or Fitness Of Design Or Engineering.
Article 20
Representations and Warranties of BP
          BP represents and warrants to the Company as follows:
          20.1 Organization. BP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation in the State of Texas, and has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and perform its obligations hereunder.
          20.2 Authority Relative to Agreement. The execution, delivery and performance by BP of this Agreement have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed by BP and is a legal, valid and binding obligation of BP enforceable in accordance with its terms, except insofar as enforcement may be limited by (a) bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.
          20.3 No Conflict with Other Instruments or Proceedings. Neither the execution and delivery of this Agreement, nor the performance or compliance with the terms and conditions hereof conflict with, or will result in a breach by BP of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon, any asset of BP pursuant to any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of BP, (b) any mortgage, deed of trust, lease, contract, agreement or other instrument to which BP is a party or by which BP may be bound or affected, or (c) any writ, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which BP is subject, or by which BP may be bound or affected.
          20.4 No Litigation or Proceedings. As of the Effective Date, there are no actions, suits, investigations or proceedings pending or to BP’s knowledge threatened against or affecting BP at law or in equity or before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency or instrumentality seeking to enjoin, restrain or otherwise prevent the execution and delivery of this Agreement by BP.
Article 21
Participation in Negotiations
          Upon any amendment to or the expiration from time to time of any of the supply contracts in effect as of the Effective Date pursuant to which carbon monoxide is or is to be supplied to the Unit, and before entering into any new supply contracts for carbon monoxide for the Unit, at BP’s request the Company shall permit BP to participate in (a) the negotiations which the Company conducts with such suppliers and (b) the resolution of any disputes relating to the supply of carbon monoxide to the Unit. Except as otherwise provided herein, the Company may, without participation by BP, negotiate and shall have the right, without the approval of BP, to enter into all contracts relating to supplies, materials, feedstocks (except Methanol so long as BP has not defaulted in its contractual obligations with respect thereto), utilities, treatment, disposal and other services or materials or property required in the Company’s opinion for the operation of the Unit, the Barge, the Rail Cars or the storage facilities or the performance of its obligations hereunder; provided, however, that the Company shall, prior to implementing any material change in its strategies for acquiring natural gas to be consumed by the Unit, discuss such change with BP.
Article 22
Access to Information
          22.1 Upon written request by BP from time to time, the Company shall provide to BP, its attorneys, accountants and other representatives, subject to the confidentiality provisions of Section 26.1 hereof, at reasonable times during normal business hours, access to the Company’s books, records and accounts relating to the operation of the Unit and the performance of the Company’s obligations under this Agreement, except as such access may be prohibited by licenses or sub-licenses from a third party other than BPCL to which the Company is a party. BP shall thereupon have the right to make copies of and abstracts from such books, records and accounts, at BP’s expense, which copies may be removed from the premises of the Company and retained by BP, subject to the confidentiality provisions of Section 26.1 hereof.
          22.2 The Company agrees to permit representatives of BP, at BP’s expense for purposes other than the Acetic Acid Technology Agreement, to have (a) access to the Unit at reasonable times and on reasonable notice to obtain information relating to the present or proposed operations of the

Unit so long as such access does not materially disrupt the operation of the Unit, and (b) access to those portions of the Plant that serve the Unit at reasonable times and on reasonable notice to obtain information and audit the environmental status and condition of those portions of the Plant that serve the Unit and the operations thereof as long as such access does not materially disrupt the operation of the Plant and BP pays all costs relating thereto. BP shall cause all of its personnel to comply with the Company’s safety, health, security and reasonable confidentiality procedures and policies at all times while at the Plant. BP agrees to furnish the Company with copies of all information and audits obtained or prepared pursuant to the provisions of this Section 22.2. The Company shall make its employees and other representatives available to BP for purposes other than the Acetic Acid Technology Agreement at reasonable times on reasonable notice to discuss the present or proposed operations of the Unit so long as such availability does not materially disrupt the operation of the Unit or the Plant.
          22.3 Upon written request by the Company from time to time, BP shall provide to the Company and its attorneys, accountants and other representatives, subject to the confidentiality provisions of Section 26.1 hereof, at reasonable times during normal business hours, access to BP’s books, records and accounts relating to the calculation of Profit, Methanol supplies, cost savings and the performance of BP’s obligations under this Agreement. The Company shall thereupon have the right to make copies of and abstracts from such books, records and accounts, at the Company’s expense, which copies may be removed from the premises of BP and retained by the Company, subject to the confidentiality provisions of Section 26.1 hereof.
Article 23
Semiannual Meetings
          23.1 At the Semiannual Meetings, the representatives of BP and the Company shall review such matters as may be determined as appropriate by the parties.
          23.2 At the Semiannual Meeting to be held in September or October of each Contract Year, the parties shall discuss items that may be addressed in the proposed operating plan for the following Contract Year. At least 45 calendar days prior to the beginning of each Contract Year, the Company shall deliver to BP a proposed operating plan (including proposed Special Expenditures, Capital Projects, Capital Expenditures and Company Fixed Costs) for the Unit, the Barge, the Rail Cars and the other equipment and property used in connection therewith, prepared by the Company in good faith and upon realistic assumptions, for the following Contract Year. Each operating plan will be agreed to by both parties at least 15 calendar days prior to the beginning of the applicable Contract Year. In the absence of such an agreement on or before the first calendar day of the Contract Year to which such proposed operating plan would, if agreed, apply, the Company shall be entitled to operate, maintain, repair, renovate, remodel, change and make expenditures as may be reasonably necessary for the operation of the Unit and in a manner consistent with the pattern of expenditures made in the preceding Contract Year but excluding any Capital Expenditures unless approved by BP pursuant to this Agreement (except to the extent otherwise permitted under Section 16.2 or Section 17.4). Except as otherwise provided in this Agreement, a material change to an operating plan previously agreed upon by the parties shall require the approval of both parties.

Article 24
Financial Assurances
          In the event any federal, state or other governmental authority requires the Company to provide financial assurances (e.g., a letter of credit, bond or cash deposit) in connection with the Unit, its operations or any Spills or Releases, the Company will use commercially reasonable efforts to provide the same, and BP will reimburse the Company for all premiums or other costs incurred by the Company in connection with procuring (or, in the case of a cash deposit, the financing cost of making) such financial assurances, upon receipt of an invoice therefor; provided, however, that it is understood and agreed that this Article 24 is not intended to apply to any costs or expenses for any remediation or clean-up of any Hazardous Acetic Acid Substances, the responsibility for such costs and expenses being determined solely by reference to Article 30.
Article 25
Arbitration
          25.1 All disputes, differences or questions arising out of or relating to this Agreement (including but not limited to those as to the validity, interpretation, breach, violation or termination hereof) shall be finally determined and settled pursuant to arbitration at Austin, Texas, by three arbitrators, one to be appointed by the Company, one by BP, and a neutral arbitrator to be appointed by such two party-appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairman. Any such arbitration may be initiated by a party by written notice (“Arbitration Notice”) to the other party specifying the subject of the requested arbitration and appointing such party’s arbitrator for such arbitration.
          25.2 Should (a) a party receiving an Arbitration Notice fail to appoint an arbitrator as hereinabove contemplated by written notice to the party giving the Arbitration Notice within ten calendar days after the receipt of the Arbitration Notice, or (b) the two arbitrators appointed by or on behalf of the parties as contemplated in Section 25.1 hereof fail to appoint a neutral arbitrator as hereinabove contemplated within ten calendar days after the date of the appointment of the last arbitrator appointed by or on behalf of the parties, then a Judge of the United States District Court for the Western District of Texas, Austin Division, upon application of the Company or of BP, shall appoint an arbitrator to fill any such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.
          25.3 All discovery requests will be subject to the parties’ rights to claim any applicable privilege. The arbitrators may adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to the parties and, to the extent permitted by the Commercial Rules of the American Arbitration Association, to third parties, in either case, to compel the production of relevant documents, to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure and applicable law.

          25.4 At any time after submission of an Arbitration Notice, either party may request a court of competent jurisdiction to grant interim measures of protection (a) to preserve the status quo pending resolution of the dispute, difference or question or (b) to prevent the destruction of documents and other information or things related to the dispute, difference or question. A request for such interim measures to a judicial authority shall not be deemed incompatible with the provisions of this Article 25.
          25.5 During the course of dispute resolution pursuant to the provisions of this Article 25, the parties’ rights and obligations under this Agreement will continue.
          25.6 The arbitration proceeding shall be conducted in the English language in Austin, Texas, in accordance with the Commercial Rules of the American Arbitration Association. A determination, award or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The award shall be in writing and shall state the reasoning on which the award rests. The costs of arbitration (exclusive of the expense of a party in obtaining and presenting evidence and attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by the Company and BP. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.
Article 26
Confidentiality and Intellectual Property
          26.1 During the term of this Agreement and thereafter, all information relating to the business, products, assets and finances of the Company or BP or their respective Affiliates, including but not limited to financial statements and related books and records, minutes books, personnel records, lists of customers and potential customers, lists of suppliers and potential suppliers, price and cost data, computer programs, computer hardware, reports and similar information and records, shall be treated as confidential to the Company or BP or their respective Affiliate, as the case may be, and as confidential by BP or the Company, as the case may be, and shall not be disclosed directly or indirectly by or for BP or the Company or their respective officers, employees, agents, Affiliates or representatives to, or used for the benefit of, BP or the Company or any other person; provided, however, that (a) all information provided in connection with and covered by the Acetic Acid Technology Agreement shall be excluded from the obligations contained in this Section and shall be covered solely by the confidentiality provisions contained in the Acetic Acid Technology Agreement and (b) BP and its Affiliates shall not have any obligation under this Section to maintain as confidential the fact that the Company produced any particular Acetic Acid or Unit Product or the specifications of such Acetic Acid or Unit Product. At the expiration or termination of this Agreement, the obligations as to confidentiality herein shall continue for a period of five years from the date of such expiration or termination. Notwithstanding the foregoing, in the event that BP declares force majeure with respect to deliveries of Acetic Acid to the Texas City VAM Facility due to an interruption or discontinuance of supply of Acetic Acid from the Company, BP may provide such information to the owner of the Texas City VAM Facility as is reasonably necessary for such owner to confirm that the interruption or discontinuance of supply of Acetic Acid from the Company was beyond BP’s reasonable control, including but not limited to any agreement or correspondence between BP and the Company relevant to the interruption or discontinuance of supply of Acetic Acid from the Company; provided, however, that prior to such disclosure the owner of the Texas City VAM Facility has entered into a written commitment to maintain the confidentiality of such information for the benefit of the Company, which written commitment is in form and substance reasonably satisfactory to the Company.
          26.2 The rights and obligations of BP, BPCL and the Company with respect to confidentiality and intellectual property relating to the acetic acid process or acetic acid technology licensed by BPCL to the Company are set forth in the Acetic Acid Technology Agreement.
Article 27
Events of Default; Other Breaches; Remedies
          27.1 If a Company Event of Default shall occur and be continuing, BP may, at its option, by written notice to the Company, declare the Company to be in default hereunder (“Declaration of Company Default”); provided, however, that a Declaration of Company Default shall not relieve or otherwise discharge the Company from the performance of its obligations under this Agreement, except to the extent that the exercise by BP of its remedies pursuant to the provisions of Section 27.3 hereof otherwise prevents or restricts the Company with respect thereto.
          27.2 If a BP Event of Default shall occur and be continuing, the Company may, at its option, by written notice to BP, declare BP to be in default hereunder (“Declaration of BP Default”); provided, however, that a Declaration of BP Default shall not relieve or otherwise discharge BP from the performance of its obligations under this Agreement.
          27.3 BP may, by written notice to the Company, terminate this Agreement if a Company Event of Default under clause (i) of the definition thereof occurs and continues for at least 60 calendar days after receipt by the Company of a Declaration of Company Default; provided, however, that (a) BP provides the Company with written notice within eight Business Days after the end of each Month that it believes that the Company has failed to deliver Acetic Acid to BP substantially in accordance with the Shipment Instructions and (b) for purposes of this Section, the parties acknowledge and agree that the delivery of Unit Product rather than Acetic Acid shall not be considered a failure to deliver Acetic Acid to BP substantially in accordance with the Shipment Instructions and, consequently, no notice from BP to the Company shall be required under clause (a) above relating to the delivery by the Company to BP of Unit Product rather than Acetic Acid. Upon any other Declaration of Company Default, BP may, by written notice to the Company, require the Company to permit, and the Company shall permit at BP’s risk, but at the Company’s cost (subject to BP’s duty to reasonably mitigate such cost), such employees of BP as BP may require to have access to the Unit and those parts of the Plant that serve the Unit for the purpose of seeking and implementing (including, if necessary, operating the Unit, in which event the costs associated with such operation shall be paid by BP and taken into account when determining Profit for the relevant Contract Year) a solution to the cause of the Company Event of Default, and the Company shall cause its employees to comply with the reasonable requests and instructions of BP’s said employees while present in the Plant or the Unit; provided, however, that BP shall indemnify and hold the

Company harmless pursuant to the provisions of Article 30 hereof from Damages which the Company may suffer or incur by reason of permitting such employees of BP to have such access and provided further that BP shall not materially disrupt the Company’s operations on other parts of the Plant. BP’s access to the Unit and those parts of the Plant that serve the Unit shall continue until the Unit has operated so as to enable the Company to comply with its obligations hereunder for one calendar month. BP shall thereupon withdraw its employees from the Unit and the Plant. After withdrawing such employees, BP shall not have any rights pursuant to the provisions of this Section 27.3 of access to the Plant or the Unit for a period of 30 calendar days beginning on the date of such withdrawal. Once BP has withdrawn its employees, (i) if the Company fails to operate the Unit during such 30 calendar day period following such withdrawal by BP in such a manner as to enable the Company to comply with its obligations under this Agreement, BP shall have the right to require the Company to permit BP’s employees to have access to the Unit and those parts of the Plant which serve the Unit immediately upon the expiration of such 30-day period, or (ii) if the Company operates the Unit throughout such 30-day period following such withdrawal by BP in such a manner as to enable the Company to comply with its obligations under this Agreement, BP shall have no right to require the Company to permit BP’s employees to have such access until a subsequent Declaration of Company Default, if any.
          27.4 Upon a Declaration of BP Default, the Company may, by written notice to BP, (a) cease all further production of Acetic Acid for BP under this Agreement, (b) commence production of Acetic Acid using Methanol other than that which is provided by BP hereunder, at which time title to any Acetic Acid or Unit Product produced shall not automatically vest in BP as set forth in Article 7 hereof, (c) sell Acetic Acid or Unit Product produced following a Declaration of BP Default to third parties solely for the Company’s account until such time as BP complies with its obligations hereunder and (d) upon written notice to BP, use the Oiltanking Pipeline until such time as BP complies with its obligations hereunder; provided, however, that the Company shall pay BP a reasonable throughput fee for all Acetic Acid or Unit Product delivered through the Oiltanking Pipeline. The Company may, by written notice to BP, terminate this Agreement if a BP Event of Default under clause (i) of the definition thereof occurs and continues for at least 60 calendar days after receipt by BP of a Declaration of BP Default; provided, however, that if (i) the financial obligation that BP has failed to perform is the subject of a good faith dispute between BP and the Company and (ii) BP has complied with the provisions of Section 6.7 on or before the 90th calendar day after the date when such financial obligation became due and payable, then the Company shall not be entitled to terminate this Agreement as a result of such failure unless and until BP fails to perform such financial obligation as the arbitration determines is owing by BP for 30 calendar days after receipt of notice of such determination by the arbitration panel.
          27.5 In the event of any breach or failure to perform hereunder by BP or the Company, which breach or failure continues for a period of 30 calendar days after written notice thereof, the other party hereto shall be entitled to pursue all rights and remedies provided at law or in equity for such breach or failure including but not limited to seeking and recovering Damages therefor or the remedy of specific performance of this Agreement whether or not such remedy is otherwise normally available; provided, however, that unless such right is specifically provided in this Article 27, neither party shall be entitled to seek a termination of this Agreement in connection with such breach or failure.

Article 28
SEC Reports
          The Company shall, at the same time and in the same manner that the Company makes such reports available to its stockholders, furnish to BP all quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed by the Company with the Securities and Exchange Commission.
Article 29
Survival
          The covenants and agreements contained in Article 30 hereof, together with all indemnity and payment obligations of any party hereto owing to the other party on the date of expiration or termination hereof or arising thereafter based on events or occurrences prior to the expiration or termination of this Agreement shall survive such expiration or termination and for the period of the applicable statute of limitations (or, if there is no such statute, for the longest period permitted by law) with respect to such obligations.
Article 30
Indemnification
          30.1 Except as otherwise provided herein, the Company, from and after the Effective Date, shall indemnify and hold BP harmless from and against any and all Damages suffered or incurred by BP on account of or arising from or related to the breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants or agreements made by the Company in or under this Agreement, any liability to any party whether incurred under statute or in tort or otherwise arising directly or indirectly from the operations carried on by or on behalf of the Company at or in connection with the Plant or arising out of Spills or Releases (whether occurring before or after the expiration or termination of this Agreement), except to the extent such Spills or Releases are attributable to the acts or intentional omissions of, or breach of this Agreement by, BP. In addition, the Company shall indemnify and hold BP harmless from and against any and all Damages suffered or incurred by BP on account of or arising from or related to any emission, discharge, release or threatened release, migration, or the presence, of any raw material, pollutant, contaminant, hazardous substance, toxic material or waste that is not a Hazardous Acetic Acid Substance, in, on, into or upon ambient air, surface water, ground water or land, or subsurface strata or otherwise at, on, under, from or near the real estate that is part of the Plant, and whether occurring before or after the Effective Date, to the extent such emission, discharge, release or threatened release, migration or presence arises or has arisen out of any activity at the Plant Site or any property adjoining the Plant Site that is acquired by the Company after the Effective Date (“Plant Pollution”), except to the extent attributable to the acts or intentional omissions of, or breach of this Agreement by, BP. BP shall not have any obligations with respect to, or pay any costs relating to, Plant Pollution except to the extent such Plant Pollution is attributable to the acts, omissions or default of BP. Any indemnity obligation of the Company will not be a Company Fixed Cost or a Variable Cost or otherwise be reimbursable in whole or in part under this Agreement.
          30.2 Except as otherwise provided herein, BP, from and after the Effective Date, shall indemnify and hold the Company harmless from and against any and all Damages suffered or incurred by the Company on account of or arising from or related to the breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants or agreements made by BP in or under this Agreement, or any liability to any party whether incurred under statute or in tort or otherwise arising directly or indirectly from the actions of BP carried out in connection with this Agreement excepting any Damages arising out of Spills or Releases occurring during the Term (unless such Spills or Releases are attributable to the acts, omissions or default of BP). Any indemnity obligation of BP will not be taken into account in determining Profit hereunder or otherwise be reimbursable in whole or in part under this Agreement.
          30.3 As soon as practicable after BP or the Company becomes aware of the discovery of facts or otherwise receives actual notice of any Damages giving rise to a claim by it for indemnification hereunder (a “Claim”), such party will provide notice thereof in writing to the other party; provided, however, that the failure to so notify the other party shall not relieve the other party from any liability which it may have under this Article 30, except to the extent of material detriment suffered by such other party as a result of such failure. For purposes of this Section 30.3, receipt by a party of notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any person or entity (other than the other party to this Agreement) or governmental authority (“Third Party Action”) which may give rise to a Claim on behalf of such party shall constitute the discovery of facts giving rise to a Claim by it and shall require notice of the receipt of such matter as provided in the first sentence of this Section 30.3. Any notice pursuant to this Section 30.3 shall set forth all information regarding the Claim and the Third Party Action, if any, as such party shall then have and shall contain a statement to the effect that the party giving the notice is making a Claim pursuant to and formal demand for indemnification under this Article 30.
          30.4 For purposes of this Article 30, the term “Indemnifying Party,” as to a particular Claim or Third Party Action shall mean the party having or which is held to have an obligation to indemnify the other party with respect to such Claim or Third Party Action pursuant to this Article 30 and the term “Indemnified Party” as to a particular Claim or Third Party Action shall mean the party having or which is held to have the right to be indemnified with respect to such Claim or Third Party Action by the other party pursuant to this Article 30.
          30.5 Except as otherwise expressly provided herein, Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Third Party Action with respect to which it is called upon to indemnify Indemnified Party under the provisions of this Agreement; provided, however, that with respect to any Claim arising from the assertion of any Third Party Action, notice of the intention so to contest shall be delivered by Indemnifying Party to Indemnified Party within 20 calendar days from the date of mailing by Indemnified Party of notice to Indemnifying Party of the assertion of the Third Party Action. Any such contest with respect to a Third Party Action may be conducted in the name and on behalf of Indemnifying Party or Indemnified Party as may be appropriate. Except as otherwise expressly provided herein, such contest shall be conducted by attorneys employed by Indemnifying Party, but Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its sole cost and expense. If Indemnified Party joins in any such contest, Indemnified Party shall have full authority to determine all action to be taken with respect thereto. If after notice as provided for herein, Indemnifying Party does not elect to contest any Third Party Action as provided in this Section 30.5, Indemnifying Party shall be bound by the result obtained with respect thereto by Indemnified Party and Indemnified Party may (but shall have no obligation to) contest any such Third Party Action or settle or admit liability with respect thereto, all for the account of Indemnifying Party. At any time after the commencement of defense of any such Third Party Action, Indemnifying Party may request Indemnified Party to agree in writing to the abandonment of such contest or the payment or compromise by Indemnifying Party of the asserted Third Party Action whereupon such action shall be taken unless Indemnified Party so determines that the contest should be continued, and so notifies Indemnifying Party in writing within 15 calendar days of such request from Indemnifying Party. In the event that Indemnified Party determines that the contest should be continued, Indemnifying Party shall be liable with respect to such Third Party Action only to the extent of the lesser of (a) the amount which the third party making the Third Party Action had agreed to accept in payment or compromise as of the time Indemnifying Party made its request therefor to Indemnified Party, or (b) such amount for which Indemnifying Party may be liable with respect to such Claim by reason of the provisions hereof.
          30.6 If requested by Indemnifying Party, Indemnified Party agrees to cooperate with Indemnifying Party and its counsel in contesting any Third Party Action which Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the third party making the Third Party Action, or any cross complaint against any other person or entity not a party hereto, but Indemnifying Party will reimburse Indemnified Party for any expenses incurred by it in so cooperating.
          30.7 Indemnified Party agrees to afford Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons or entities, including governmental authorities, making Third Party Action against Indemnified Party or conferences with representatives of or counsel for such persons or entities.
          30.8 Indemnifying Party shall pay to Indemnified Party, upon demand, the amount of any Damages to which Indemnified Party may become entitled by reason of the provisions of this Article 30, including, if so demanded, reimbursement for all of the Indemnified Party’s reasonable expenses (including reasonable attorneys’ fees and costs of court) for which the Indemnified Party is entitled to be indemnified hereunder as they are incurred by such Indemnified Party; provided, however, that if Indemnifying Party disputes its obligation to provide indemnification hereunder in good faith, Indemnifying Party shall only be obligated to reimburse 50% of such expenses or Damages until such dispute is settled, at which time Indemnifying Party or Indemnified Party shall pay to the other such amounts as are determined to be owing to the other in the settlement of such dispute, together with interest thereon at the Applicable Interest Rate, accruing each calendar day from the calendar day such amount was originally due to Indemnified Party or paid by Indemnifying Party, as the case may be, until the calendar day such amount is paid or refunded in full. In the event that Indemnifying Party desires to appeal from an adverse judgment or determination, then Indemnifying Party shall post and pay the cost of any security or bond to stay execution of the judgment or determination pending appeal. Upon the payment in full by Indemnifying Party of all amounts owing hereunder in connection with a Third Party Action, Indemnifying Party shall succeed to the rights of Indemnified Party, to the extent such rights are not waived in settlement, against the third party making such Third Party Action. Any amounts which are not paid when due hereunder shall bear interest at the Applicable Interest Rate.
     30.9 Notwithstanding Anything To The Contrary Contained Herein, Neither Of The Parties Will Be Liable To The Other Party For Any Consequential, Indirect, Incidental, Special Or Punitive Damages From Any Cause Whatsoever, Whether Based In Contract, Tort (Including Negligence), Strict Liability Or Any Other Legal Theory Unless (a) Such Damages Result From The Gross Negligence Or Intentional Misconduct Of Such Party Or Any Of Its Affiliates, Contractors Or Employees Or (b) Such Damages Are Payable By An Indemnified Person Pursuant To A Third Party Action For Which Indemnification Is Available Hereunder.
Article 31
Additional Rights and Liabilities
     Nothing contained in this Agreement shall require (a) BP to reimburse the Company for any costs or expenses or to provide financial assurances if such costs or expenses are incurred or such financial assurances are required for reasons attributable to a Company Event of Default or (b) the Company to reimburse BP for any costs or expenses or to provide financial assurances if such costs or expenses are incurred or such financial assurances are required for reasons attributable to a BP Event of Default.
Article 32
Force Majeure
     32.1 In the event of either party being rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement (other than any obligation to make payment of any amount when due and payable hereunder), the obligations of such party, so far as they are affected by such force majeure, shall be excused during the continuance of any inability so caused provided that the party prevented from performing by such force majeure event (a) provides the other party with written notice of the occurrence of such force majeure event within a reasonable time after the occurrence thereof, which notice shall describe such force majeure event in reasonable detail and, to the extent practicable, include an estimate of the anticipated duration thereof, (b) takes all actions reasonably necessary to remedy such force majeure event or its resulting effects, or otherwise remove the basis for non-performance, as soon as practicable, and (c) upon such remedy or removal resumes performance of its obligations under this Agreement.
     32.2 The term “force majeure,” as employed herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, high water, washouts, arrests and restraints of government and people, civil disturbances, explosions, breakage or accident to machinery, equipment, lines of pipe or property, freezing of wells, machines, equipment, lines of pipe, or property, partial or entire failure of any machine, equipment, lines of pipe or other property, the occurrence of any Spill or Release Requiring Response Action and any regulatory, civil or criminal action with respect thereto and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension; such term shall likewise include (a) in those instances where any party hereto is required to obtain servitudes, rights-of-way grants, permits or licenses (including permits relating to any Spill or Release Requiring Response Action) to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits or licenses, (b) in those instances where any party hereto is required to furnish materials and supplies or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions, and (c) the failure of Praxair to deliver to the Company carbon monoxide or hydrogen at the times and in the quantities required by the Praxair Product Supply Agreement; provided, however, that the Company uses reasonable diligence to resolve such failure to deliver pursuant to the Praxair Product Supply Agreement.
          32.3 It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the party having the difficulty.
          32.4 Notwithstanding the provisions of Section 32.2 hereof, the failure by either party to perform any of its obligations under this Agreement shall be deemed not to have been caused by circumstances reasonably outside its control if such failure results from breakage or accident to machinery, equipment, lines of pipe or other property or the partial or entire failure thereof or the necessity to make repairs or alterations thereto which result from normal wear and tear which could be reasonably anticipated by a reasonably prudent operator or in circumstances where a reasonably prudent operator would have standby equipment or spare parts.
Article 33
Assignments
          33.1 The Company may not assign its rights or delegate its duties or obligations hereunder or sell, assign or transfer the Unit to any person unless such assignment, delegation, sale or transfer is:
     (a) pursuant to a transaction involving the sale or exchange of all or substantially all of the assets of the Plant or the merger or consolidation of the Company with or into another corporation; provided, however, that, if the purchaser or acquirer of such assets or the other party to such sale, exchange, merger or consolidation is a Competitor, the Company must first obtain the prior written consent of BP, which consent may be granted or withheld by BP, in its sole discretion;

     (b) an assignment of this Agreement as collateral to a third party providing financing to the Company;
     (c) a sale, assignment or transfer of the Unit only and BP has given its prior written approval to such sale, assignment or transfer of the Unit, which approval by BP (i) shall not be unreasonably withheld, delayed or conditioned by BP if such sale, assignment or transfer is to a person who is not a Competitor (it being understood that if in BP’s good faith judgment, the assignee, delegatee, purchaser or transferee would not be able to timely perform the Company’s obligations under the Agreement, this would be a reasonable basis upon which to withhold approval), or (ii) may be granted or withheld by BP, in its sole discretion, if such sale, assignment or transfer is to a person who is a Competitor; provided, however, that any such sale, assignment or transfer of the Unit must be consummated within six months after BP’s approval thereof on terms and conditions that are not, in the aggregate, more favorable to the transferee to a material degree than the terms and conditions approved by BP; or
     (d) an assignment of this Agreement to the other party to a transaction permitted under clause (a) or (c) above;
provided, however, that notwithstanding the foregoing, Sterling may not assign its rights or delegate its duties or obligations hereunder to any person or entity unless Sterling simultaneously assigns all of its rights, interests, duties and obligations under the Acetic Acid Technology Agreement, or any successor agreement to the Acetic Acid Technology Agreement, to the same person or entity. An offering or issuance of securities by the Company or any sale of securities by the Company’s existing stockholders shall not be deemed an assignment hereunder. No assignment or delegation by the Company of any of its rights, interests, duties or obligations hereunder shall relieve the Company of its obligations and duties under this Agreement unless BP expressly agrees otherwise in writing.
          33.2 BP may not assign its rights or delegate its duties or obligations hereunder or sell, assign or transfer all or a substantial part of its acetic business in the Americas without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that, subject to Section 33.3, BP may assign its rights or delegate its duties and obligations hereunder or sell, assign or transfer all or any part of its acetic acid business to any person without the consent of the Company provided that:
     (a) such assignee, delegatee, purchaser or transferee is not a Competitor, or such assignee, delegatee, purchaser or transferee is an Affiliate of BP; and
     (b) such assignee, delegatee, purchaser or transferee is of sound financial condition and, in BP’s good faith judgment, able timely to perform BP’s obligations under this Agreement.
During the Term, BP shall not assign its rights or delegate its duties or obligations hereunder or sell, assign or transfer all or a substantial part of its acetic acid business in the Americas to a Competitor without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that, subject to Section 33.3, BP may assign its rights or delegate its duties and obligations hereunder or sell, assign or transfer all or any part of its acetic acid business to a Competitor without the consent of the Company if such sale is made as part of or pursuant to a Major Transaction.
          33.3 Notwithstanding any assignment of any of its rights or a delegation of any of its duties by BP under this Agreement, BP shall continue to be responsible for its obligations hereunder, and does hereby unconditionally and absolutely guarantee the timely payment of all sums due, and the timely performance of all obligations, by any assignee or delegatee hereunder; provided, however, that if (a) BP assigns its rights or delegates its duties hereunder and (b) the assignee or delegatee has a net worth of at least ***** after such assignment or delegation and assumes in writing the obligations of BP under this Agreement, then (i) the condition specified in Section 33.2(b) shall be deemed to have been satisfied, (ii) the conditions, restrictions and limitations contained in this Section 33.3 shall not apply to such assignment of rights or delegation of duties or obligations and (iii) after such assignment of rights or delegation of duties, BP shall be relieved of all of its obligations that were assigned or delegated hereunder, and no guarantee by BP of the payment of sums or timely performance of such obligations by such assignee or delegatee shall exist by virtue of this Section 33.3. Upon the written request of the Company, BP shall execute a separate written guarantee of the performance of BP’s obligations hereunder by any such assignee or delegatee (other than an assignee or delegatee described in the proviso to the first sentence of this Section 33.3), containing provisions usually and customarily contained in guarantees of financial performance in the United States. On default by any assignee or delegatee (other than an assignee or delegatee described in the proviso to the first sentence of this Section 33.3), the Company or the holder of a collateral assignment of this Agreement may, at its option, proceed directly and at once against BP to enforce BP’s obligations hereunder, and exercise all remedies available hereunder, without notice to such assignee or delegatee or the necessity for proceeding or taking any action against such assignee or delegatee.
          33.4 Any attempted assignment or delegation by either party hereto not otherwise permitted hereby which is made without the prior written consent of the other party shall be ineffective and void for all purposes.
Article 34
General
          34.1(a) Except as otherwise provided in Section 34.1(c), the Company covenants and agrees with BP that, during the Term, if no BP Event of Default has occurred and is continuing for which the Company has delivered to BP a Declaration of BP Default, the Company will not produce or sell acetic acid other than pursuant to this Agreement without BP’s consent, which consent may be granted or withheld by BP in its sole discretion; provided, however, that the disposition of waste or mixed acid pursuant to mutually agreed procedures shall be permitted and shall not constitute a violation of this Agreement.
          (b) Notwithstanding anything to the contrary contained in this Agreement (except the remainder of this Section 34.1(b)), in the event that the Deemed Total Sales Volume averages less than the Minimum Sales Volume over the last ***** Months (unless such failure is caused by the failure of the Company to produce and deliver such Acetic Acid, including without limitation failures resulting from any scheduled or unscheduled shutdowns of the Unit (other than shutdowns caused solely by BP not nominating Acetic Acid in quantities sufficient to operate the Unit), an event of force majeure or an outage of or production problem at the Texas City VAM Facility), then, in the next Month:
     (i) of all acetic acid sold or imported by BP or any Affiliate of BP into ***** in such Month (including sales or imports arranged by BP or an Affiliate of BP), at least ***** of such acetic acid must be Acetic Acid (produced in the Unit), unless, in each case, the Company otherwise agrees in writing in its sole discretion;
     (ii) BP will not, and will cause each of its Affiliates to not, enter into any acetic acid purchase agreements if the acetic acid to be purchased thereunder will be used, consumed or resold in *****;
     (iii) BP will, and will cause each of its Affiliates to, terminate as soon as practicable all of its existing acetic acid purchase agreements if the acetic acid to be purchased thereunder will be used, consumed or resold in *****; and
     (iv) BP will not, and will cause each of its Affiliates to not, sell or import, or arrange the sale or import of, any acetic acid that is not Acetic Acid (produced in the Unit), into *****, unless, in each case, the Company consents in writing to such activity or transaction, in its sole discretion. In the event that the above restrictions apply to any Month, such restrictions will continue thereafter unless and until the Deemed Total Sales Volume averages at least the Minimum Sales Volume over the last ***** Months, at which time the obligations of BP under this Section 34.1(b) will cease until triggered again; provided, however, that solely for purposes of this Section 34.1(b), the Deemed Total Sales Volume for any such Month shall be increased by the aggregate number of pounds of Acetic Acid that were nominated for delivery by BP for such Month but were not delivered by the Company to BP in such Month due to a scheduled or unscheduled shutdown of the Unit, a breach of this Agreement by the Company, an event of force majeure or an outage of or production problem at the Texas City VAM Facility.
          (c) Notwithstanding anything to the contrary contained in this Agreement (except the remainder of this Section 34.1(c)), in the event that Deemed Total Sales Volume averages less than the Minimum Sales Volume over the last ***** Months (unless such failure is caused by the failure of the Company to produce and deliver such Acetic Acid, including without limitation failures resulting from any scheduled or unscheduled shutdowns of the Unit (other than shutdowns caused solely by BP not nominating Acetic Acid in quantities sufficient to operate the Unit), an event of force majeure or an outage of or production problem at the Texas City VAM Facility), then, in the next Month, in addition to the restrictions in Section 34.1(b) above, the Company may use all or any portion of the Unit Capacity available after producing all amounts of Acetic Acid nominated and accepted for delivery by BP in such Month to produce and sell acetic acid by itself and the Company may enter into contracts for the sale of acetic acid with a length of not more than 12-months (each such contract with a length of more than one month, a “Company Sales Contract”); provided, however, that (i) the Company may not sell acetic acid pursuant to this Section 34.1(c) to any customer that is purchasing ***** of its acetic acid requirements from BP if BP is fulfilling, and has over the last ***** Months fulfilled, substantially all of its obligations to such customer with Acetic Acid produced in the Unit or acetic acid which otherwise is taken into account in the definition of Profit hereunder, and (ii) the Company shall not sell, transfer or supply acetic acid to itself or any of its Affiliates (other than pursuant to Supplied Acetic Acid arrangements existing prior to such right arising) unless the price of acetic acid for such sale, transfer or supply to the Company or such Affiliate (in either case, as the purchaser) is greater than or equal to the price that would result pursuant to Exhibit F attached hereto and such sale, transfer or supply is otherwise on terms and conditions typical for the acetic acid industry in North America. The Company shall give prompt written notice to BP if the Company decides to produce and sell acetic acid by itself pursuant to this Section 34.1(c). During any period when the Company is producing acetic acid for sale by itself pursuant to this Section 34.1(c), (i) BP shall provide any Catalyst and Methanol required to produce such acetic acid at a price determined by using the same pricing mechanisms as are then being used under this Agreement for the provision of Catalyst or Methanol, as applicable, used to produce Acetic Acid for BP pursuant to this Agreement, (ii) BP shall reimburse the Company for all all Fixed Costs, Variable Costs and other costs and expenses associated with producing the acetic acid sold by the Company pursuant to this Section 34.1(c) to the same extent as if the Company had supplied such acetic acid to BP, (iii) the gross sales revenue from any such sales shall be deducted by the Company from the invoices submitted to BP pursuant to Section 6.3, (iv) the gross sales revenues from any such sales shall be included in Profit for the relevant Calendar Year, (v) BP shall allow the Company to use the Oiltanking Pipeline if it is still in operation; provided, however, that the Company pays BP a reasonable throughput fee for all Acetic Acid or Unit Product delivered through the Oiltanking Pipeline, and (vi) the Company shall not in any Month be required to deliver to BP a quantity of Acetic Acid that would exceed 1/12th of the Unit Capacity minus the aggregate number of pounds of acetic acid that Company is committed to sell in such Month under the Company Sales Contracts, it being the express intent of the parties that, on a net basis, the financial and other economic consequences resulting from any such production and sales by the Company will be identical to those that would have resulted if such Acetic Acid has been produced by the Company and sold by BP. In the event that the Company is permitted to use all or any portion of the Unit Capacity to produce and sell Acetic Acid by itself in any Month, such permission will continue thereafter unless and until the Deemed Total Sales Volume averages at least the Minimum Sales Volume over the last ***** Months, at which time the rights of the Company under this Section 34.1(c) will cease until triggered again, and BP shall assume the obligations of the Company to deliver acetic acid under the Company Sales Contracts; provided, however, that solely for purposes of this Section 34.1(c), the Deemed Total Sales Volume for any such Month shall be increased by the aggregate number of pounds of Acetic Acid that were nominated for delivery by BP for such Month but were not delivered by the Company to BP in such Month due to a scheduled or unscheduled shutdown of the Unit, a breach of this Agreement by the Company, an event of force majeure or an outage of or production problem at the Texas City VAM Facility.
          (d) *****
          (e) *****
          34.2 Taxes. (a) Upon receipt of invoice therefor, BP shall remit to the Company all Company Taxes.

          (b) The parties recognize that, during the Term, major changes may occur in the system of federal, state and local taxation at the location of the Unit, which may materially alter the existing federal, state and local property, energy, franchise, income and sales tax systems presently in effect. In the event of such alteration, the parties agree to equitably adjust all formulas in this Agreement to reflect such changes.
          (c) BP, at its sole cost and expense, shall be responsible for and pay any state or local property tax attributable to the Acetic Acid and Unit Product produced hereunder and to the Methanol provided by BP hereunder, which taxes shall not be considered in determining Profit.
          34.3 Notices. Except as otherwise provided herein, and except for routine communications relating to the production and sale of Acetic Acid or Unit Product, any and all notices, requests or other communications hereunder shall be given in writing and delivered by (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid, (b) hand delivery, (c) facsimile or electronic transmission or (d) overnight courier service, to the parties at the following addresses or numbers:

(i)	Company:	Sterling Chemicals, Inc.
333 Clay Street, Suite 3600
Houston, Texas 77002
Attention: Director of Corporate Alliances

With a copy to:

Sterling Chemicals, Inc.
333 Clay Street, Suite 3600
Houston, Texas 77002
Attention: General Counsel

(ii)	BP:	BP Amoco Chemical Company
150 West Warrenville Road
Naperville, Illinois 60563
Attention: General Manager, Acetyls

With a copy to:

BP Amoco Chemical Company
150 West Warrenville Road
Naperville, Illinois 60563
Attention: Business Manager, Acetyls

and

BP Amoco Chemical Company
4101 Winfield Road
Warrenville, Illinois 60555
Attention: Attorney, Acetyls
or at such other address or number as shall be designated by either party in a notice to the other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given, (A) in the case of a notice sent by regular mail, on the date actually received by the addressee, (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt, (C) in the case of a notice delivered by hand, when personally delivered, (D) in the case of a notice sent by facsimile or electronic transmission, upon transmission subject to telephonic or electronic confirmation of receipt, and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.
          34.4 Controlling Law. This Agreement And The Rights And Obligations Of The Parties Hereunder Shall Be Governed By And Construed In Accordance With The Laws Of The State Of Texas, Without Giving Effect To The Conflict Of Law Principles Thereof.
          34.5 Heading. The headings and titles to the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.
          34.6 Modifications and Waivers. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties. No amendment or modification of this Agreement shall be effected by the sending, acknowledgment or acceptance of any purchase order, acknowledgment or other form containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver of any provision of this Agreement shall be valid unless in a writing that specifically states that it is a waiver under this Agreement that is signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of either party in exercising any right, power or privilege hereunder, and no course of dealing between the parties, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on either party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances (unless otherwise required hereunder) or constitute a waiver of the rights of either party to any other or further action in any circumstances without notice or demand.
          34.7 Entire Agreement; Integration. It is the intent of the parties that this Agreement, together with the Acetic Acid Technology Agreement and the Mutual Release and Settlement Agreement dated August 20, 2008 (the “Settlement Agreement”), constitute one integrated agreement, which together shall contain the entire agreement between or among the parties hereto and BPCL, and set forth all of the promises, agreements, conditions, understandings, warranties and representations between or among the parties and BPCL with respect to the matters contemplated hereby and thereby, and supersede all prior proposals, understandings, representations, warranties, agreements and arrangements between or among the parties and BPCL concerning the subject matter hereof or thereof, whether written, oral or otherwise, express or implied, except as expressly stated herein or therein. No representation or warranty or agreement, oral or otherwise, between or among the parties and BPCL not embodied in this Agreement or in the Acetic Acid Technology Agreement or the Settlement Agreement shall be of any force or effect. Either BP or the Company, to the extent that such party is not then in default under this Agreement, may set off against any amount it owes to the other under the terms of this Agreement, any amount then due and owing to it from the other under the terms of the Acetic Acid Technology Agreement or the Settlement Agreement, it being the intent of the parties that all amounts due and owing as between such parties under this Agreement, the Acetic Acid Technology Agreement and the Settlement Agreement be netted, and treated as a single net balance owing from one party to the other. The parties hereby acknowledge that they have relied on the terms and provisions of this Section 34.7 in deciding to enter into this Agreement, the Acetic Acid Technology Agreement and the Settlement Agreement and the parties further acknowledge that each of such agreements is critical to the arrangement whereby BP agrees to receive and pay for, and the Company agrees to produce and deliver to BP, Acetic Acid in such amounts as requested by BP in the manner provided in this Agreement.
          34.8 Severability. Any provisions hereof prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall be ineffective as to such jurisdiction, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of this Agreement can be effected. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement is deemed to be a valid and binding agreement enforceable in accordance with its terms.
          34.9 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute but one and the same instrument. A signature of a party transmitted to the other party by such party by facsimile, PDF or other agreed upon electronic means shall constitute the original signature of such party for all purposes.
          34.10 Binding on Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
          34.11 Public Statements. The parties hereto agree to consult with one another prior to issuing any public announcement or statement with respect to the transactions contemplated herein unless the party issuing such statement believes in good faith that it is required to make such statement under applicable law.
          34.12 No Partnership or Agency. This Agreement shall not be construed to create a partnership, joint venture, association or other entity or business organization or to create a principal-agent relationship between the Company and BP.
          34.13 Wire Transfer, Etc. All sums and amounts payable or to be payable pursuant to this Agreement shall be payable in immediately available funds and in coin or currency of the United

States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America and shall be made by wire transfer of immediately available funds to such bank and/or account in the continental United States for the account of the payee as from time to time the payee shall have directed to the payor in writing, or, if no such direction shall have been given, by check to the payee in the manner and at the address set forth above. Whenever in this Agreement BP is required to pay or reimburse the Company upon receipt of an invoice or otherwise when no due date for payment is specifically provided, payment shall be due ten Business Days after receipt of an invoice or other statement, and shall be made in the manner set forth above.
          34.14 Oiltanking Pipeline. As of the date of signature of this Agreement, the parties are planning the construction of the Oiltanking Pipeline. BP has decided to construct or cause to be constructed the Oiltanking Pipeline, and the Company has elected to participate in the Oiltanking Pipeline construction project. BP shall construct (or engage others to construct) the Oiltanking Pipeline. The Company shall reimburse BP for ***** of the costs and expenses incurred by BP in connection with the construction of the Oiltanking Pipeline on a Monthly basis at the same times and on the same terms and conditions as those provided for payments by BP to the Company pursuant to Section 6.3 (which may be netted), unless otherwise agreed. BP shall hold title to the Oiltanking Pipeline and be responsible for operating and maintaining, or causing the operation and maintenance of, the Oiltanking Pipeline, unless otherwise agreed. The Company shall have the same types of rights and remedies at and after the expiration or termination of this Agreement with respect to the undepreciated portion of any capital paid by the Company (either directly or indirectly through reimbursements paid to BP) in connection with the construction of the Oiltanking Pipeline as are provided to BP in this Agreement with respect to the After Acquired Assets. BP shall have the same types of rights and remedies at and after the expiration or termination of this Agreement with respect to fixed costs associated with the Oiltanking Pipeline that could not be eliminated as are provided to the Company in Section 2.3(b) of this Agreement with respect to fixed costs associated with the Unit that could not be eliminated.
          34.15 Changes in Percentages. In the event that the percentage share of Profit constituting the Company Profit Share is at any time hereafter changed by mutual agreement of the parties in writing, (a) the figure “*****” shall, in each instance where it appears herein, be automatically amended without any further action of the parties to the same percentage as the percentage share of Profit thereafter constituting the Company Profit Share and (b) the figure “*****” shall, in each instance where it appears herein, be automatically amended without any further action of the parties to the same percentage as the percentage share of Profit thereafter constituting the BP Profit Share.
          34.16 No Known Disputes. Other than those disputes that are described in and settled pursuant to the Settlement Agreement, as of the date of this Agreement, the Company and BP agree, acknowledge and confirm that there are no known disputes pending between them arising out of or relating to this Agreement which are unresolved.

          In Witness Whereof, the parties have executed this Agreement on the date first above written, but effective as of the Effective Date.

BP Amoco Chemical Company		Sterling Chemicals, Inc.

By:	/s/ Paul Watson	By:	/s/ John V. Genova

Printed Name:	Paul Watson	Printed Name:	John V. Genova

Title:	General Manager, Acetyls Americas	Title:	President and Chief Executive Officer

Exhibit A
Company Fixed Costs
*****
A forecast of the Company Fixed Costs for the 2008 Contract Year is attached hereto as Schedule 1. Such forecast is being provided for planning purposes only and shall not reduce, eliminate or otherwise affect in any way BP’s obligation to reimburse the Company for 100% of actual Company Fixed Costs during the 2008 Contract Year.

A-i

Schedule 1
2008 Company Fixed Costs Forecast
*****

A-ii

Exhibit B
Methanol Specifications
*****

B-i

Exhibit C
Acetic Acid Specifications
*****

C-i

Exhibit D
Legal Description of the Land of the Unit
(Attached)

D-i

Exhibit E
Variable Costs
*****

E-i

Exhibit F
Acetic Acid Transfer Price Formula
*****

F-i